UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Willis Group Holdings Public Limited Company

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WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Notice of 2012 Annual General Meeting
of Shareholders and Proxy Statement

March 12, 2012

To: Shareholders of the Company

Dear Shareholder,

You are now cordially invited to attend our Annual General Meeting of Shareholders at 8:00 am GMT on Wednesday, April 25, 2012 to be held at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland.

In addition to the matters described in the attached Notice of Annual General Meeting and proxy statement, you will have an opportunity to meet your directors and executive officers.

Your representation and vote are important and your ordinary shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date and return your proxy card promptly.

I look forward to seeing you at the meeting.

Yours sincerely,

Joseph J. Plumeri
Chairman and Chief Executive Officer

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

NOTICE OF 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

NOTICE IS HEREBY GIVEN that the 2012 Annual General Meeting of Willis Group Holdings Public Limited Company (“Willis” or the “Company”), a company incorporated under the laws of Ireland, will be held at 8:00 am GMT on Wednesday, April 25, 2012 at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland for the following purposes:

1.	To elect directors;
2.	To ratify the reappointment of Deloitte LLP as auditors until the close of the next Annual General Meeting of Shareholders and to authorize the Board of Directors acting through the Audit Committee to fix the auditor’s remuneration;
3.	To cast an advisory vote to approve named executive officer compensation;
4.	To approve the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan; and
5.	To consider and vote on such other business as may properly come before the meeting or any adjournment thereof.

The directors will present, during the Annual General Meeting, the Company’s financial statements for the period ended December 31, 2011 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors thereon. Shareholders present at the meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditor in attendance at the meeting.

Only shareholders of record on March 1, 2012, are entitled to receive notice of, and to attend and vote, in person or by proxy, at the meeting and any adjournment or postponement of the meeting. A shareholder who is entitled to attend the meeting and vote is entitled to appoint one or more proxies to attend, speak and vote. A proxy need not be a member of the Company. Company shareholders of record who attend the meeting may vote their ordinary shares personally at the meeting, even if they have sent in proxies. This Notice and Proxy Statement are being mailed or made available on the Internet to shareholders on or around March 16, 2012, together with a copy of the Company’s 2011 Annual Report and Irish Statutory Accounts, which includes financial statements for the year ended December 31, 2011.

Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated if you cannot attend the meeting in person. Please follow the instructions on the proxy card you receive. If you received this proxy statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card. If you are accessing this proxy statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

On Behalf of the Board of Directors,

Adam G. Ciongoli
Group General Counsel and Company Secretary
March 12, 2012

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

Important Notice Regarding the Availability of Proxy Materials
for the Company’s Annual General Meeting of Shareholders
to be held on April 25, 2012. This proxy statement, the Company’s 2011 Annual Report and the Irish Statutory Accounts are available, at http://www.proxyvoting.com/wsh.

GENERAL INFORMATION

References to “shares” in this proxy statement are to the ordinary shares, nominal value $0.000115 per share, of the Company. References to the “Group” in this proxy statement are to the Company and its subsidiaries.

Why am I receiving these materials?

We are making this proxy statement available to you on or around March 16, 2012 because the Board of Directors is soliciting your proxy to vote at the Company’s 2012 Annual General Meeting of Shareholders on April 25, 2012. The information provided in this proxy statement is for your use in deciding how to vote on the proposals described below.

The proxy statement and the following documents are available on the website at www.proxyvoting.com/wsh and the Company’s website at www.willis.com:

•	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;
•	Our Annual Report, which includes financial statements for the fiscal year ended December 31, 2011; and
•	Our Irish Statutory Accounts for the period ended December 31, 2011, and the reports of the directors and auditors thereon.

If you request, we will deliver to you a printed version of these materials.

How will the proxy materials be distributed and are they available on the Internet?

The instructions for accessing proxy materials and voting can be found in the information you received.

For shareholders who received a notice by mail about the Internet availability of proxy materials:  You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice of Internet Availability. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received the proxy materials by mail:  You may vote your Shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of shares. Shareholders of record may request paper copies by emailing to shareholder@willis.com or by following the instructions contained in the notice. If you hold shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy documents.

Why are there two sets of financial statements covering the same period?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2011. These financial statements, included in our Annual Report, are available on the website at www.proxyvoting.com/wsh and the Company’s website at www.willis.com and, if you request, will be delivered in a printed version to you. Under Irish company law, we are also required to provide you with our Irish Statutory Accounts, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the website at www.proxyvoting.com/wsh and the Company’s website at www.willis.com, will be presented at the Annual General Meeting of Shareholders to be held on April 25, 2012 and, if you request, will be delivered in a printed version to you.

What proposals are scheduled to be voted on at the meeting?

The five proposals scheduled for a vote are:

Proposal 1:  To elect the 12 directors to hold office until the next Annual General Meeting of Shareholders and until his/her successor is elected and qualified;

Proposal 2:  To ratify the reappointment of Deloitte LLP as the Company’s independent auditors until the close of the next Annual General Meeting and to authorize the Board of Directors acting through the Audit Committee to fix the auditor’s remuneration;

Proposal 3:  To cast an advisory vote to approve named executive officer compensation; and

Proposal 4:  To approve the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan.

What is the recommendation of the Board of Directors on each proposal scheduled to be voted on at the meeting? How do the Board of Directors and executive officers intend to vote with respect to the agenda items?

The Company’s Board of Directors recommends that you vote FOR the election of each of the directors; FOR the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditor’s remuneration; FOR the approval, on an advisory basis, of the compensation of our named executive officers; and FOR the approval of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan.

Our directors and executive officers have indicated that they intend to vote their shares in favor of each of the proposals in accordance with the Board’s recommendations. As of March 1, 2012, our directors and executive officers and their affiliates beneficially owned in the aggregate less than 5% of our outstanding shares.

How do I attend the Annual General Meeting?

All shareholders of record on March 1, 2012 are invited to attend the Annual General Meeting in person. For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis shares as of March 1, 2012. Registration will begin at 7:30 a.m. GMT and the meeting will begin at 8:00 a.m. GMT.

Who is entitled to vote?

Holders of our shares, as recorded in our Share register on March 1, 2012, may vote at the meeting. As of March 1, 2012, the latest practicable date, there were 174,056,099 shares outstanding. Holders are entitled to one vote per share. A list of shareholders will be available for inspection for at least 10 days prior to the meeting at our offices at One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You are entitled to appoint one or more proxies to attend, speak and vote instead of you. A proxy need not be a member of the Company. You will be able to change your vote at the meeting if you attend in person.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How do proxies work?

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares for all proposals in accordance with the recommendations made by the Board.

If your shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial owner” or “street name holder” of those shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials, and separate voting instructions, to you. Because you are not the shareholder of record, you may not vote your shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions provided to you with the proxy materials.

Under relevant New York Stock Exchange (“NYSE”) rules, if you do not instruct your broker how to vote, your broker will only be able to vote your shares with respect to “routine” matters. The only routine matter is the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors (Proposal 2). Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board of Directors.

Who is paying the costs of soliciting this proxy?

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. Georgeson Inc. has been retained to assist in the proxy solicitation at a base fee of approximately $8,500 plus expenses. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to “Solicitation of Proxies.”

If I vote and then want to change or revoke my vote, may I?

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Written revocations to the Company Secretary should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this proxy statement to determine how you may change your vote.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our articles of association, shareholders holding at least 50% of our issued and outstanding shares present in person or by proxy and entitled to vote constitute a quorum.

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

All proposals to be acted on at the meeting require the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present, provided that to approve Proposal 4, the total votes cast must represent over 50% in interest of all securities entitled to vote. Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by the NYSE with respect to such matter.

Who will count the votes and certify the results?

Computershare has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is Computershare. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues, can be handled by calling toll-free (866) 259-7716 (U.S.) or (201) 680-6578 (outside the U.S.) or (800) 231-5469 (hearing impaired) or by accessing the web site at www.bnymellon.com/shareowner/equityaccess.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s memorandum and articles of association state that directors shall hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting. All of our directors are seeking election at the Annual General Meeting. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve until the next following Annual General Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

The Board unanimously recommends you vote “FOR” the election of each of the directors.

Nominees for Election

The Company is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in approximately 100 countries, with a global team of approximately 17,000 employees serving clients in almost every part of the world.

Directors are responsible for overseeing the Company’s international business consistent with their fiduciary duties. This requires highly-skilled individuals with various qualities, attributes and professional experience. The Nominating and Corporate Governance Committee (the “Governance Committee”) believes that our Board as a whole has been constituted to be strong in its collective knowledge, integrity, reputation, and leadership abilities, and, as discussed more below, to have a diversity of skills and experience with respect to accounting and financial services, government and regulation, marketing and operations and global markets.

Qualifications

When recommending a person for new or continued membership on the Board, the Governance Committee considers each director’s individual qualifications in light of the overall mix of all of the directors’ attributes and the Company’s current and future needs. In its assessment of each nominee, the Governance Committee considers each director’s integrity, experience, reputation and independence. The Governance Committee considers each director’s ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company and whether each director attends at least 75% of the aggregate of the total number of meetings held by the Board and any committee on which he or she served (which in 2011 each director satisfied). The Governance Committee believes service on other public or private boards (including international companies) also enhances a director’s knowledge and board experience. It considers the experience of a director on other public company board committees, particularly when recommending the membership slate for the Company Board Committees.

The Governance Committee considers current and previous leadership positions because it believes it will better enable a director to oversee management and ultimately better serve the Company’s shareholders. Because of the Company’s international reach, extensive knowledge of the Company’s business and the industry is an important quality for directors as well as international experience or knowledge of a key geographic area. Because the Company’s business also requires continuous compliance with regulatory requirements and agencies, it is imperative for some directors to have legal, governmental, political or diplomatic expertise. If a person has served or currently serves in the public arena (whether through political service, employment as a CEO of a public company or membership on a board of a public company), his or her integrity and reputation is also a matter of public record on which Company and its shareholders may rely. The Governance Committee also believes that the Company distinguishes itself from its competitors through marketing and, as a result, a strong marketing perspective should be represented. In light of its public and global nature (including conducting business in different currencies), the Company must also have a high level of financial literacy and experience represented on its Board and Audit Committee.

Diversity

The Governance Committee also considers diversity when assessing the appropriateness of Board membership. The Company’s Corporate Governance Guidelines provide that the Company is committed to maintaining diversity within the Board. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge, and geography, as well as more traditional characteristics of diversity, such as race and sex. We believe that our commitment is demonstrated by the current structure of our Board and the varied backgrounds and skill sets of our directors, which includes three women (including one of Asian descent), two directors who are British citizens and one director who is an Irish citizen.

Set forth below each director’s biographical information is a summary of some of the specific qualifications, attributes, skills and experiences discussed above that were considered by the Governance Committee in its nomination for each director. The lack of a bullet-point for a director does not mean that the director does not possess other qualifications or skills.

William W. Bradley — Senator William W. Bradley, age 68, joined the Board on September 18, 2002. He is a Managing Director of Allen & Company LLC, an investment bank. From 2001 – 2004 he acted as chief outside advisor to McKinsey & Company’s non-profit practice. Senator Bradley is also currently a director and member of the Governance Committee of Starbucks Corp. and QuinStreet, Inc. and was a director of Seagate Technology until August 2010. He was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. from 1997 – 1999. During that time, he also worked as an essayist for CBS evening news and as a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 – 1997 representing the state of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967 – 1977 during which time they won two NBA championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored six books on American politics, culture and economy. Currently, Senator Bradley hosts American Voices, a weekly show on Sirius Satellite Radio that highlights the remarkable accomplishments of Americans both famous and unknown.

•	Legal, Governmental, Political or Diplomatic Experience — Senator Bradley has extensive experience with U.S. government and regulatory affairs and public policy based on 18 years in the U.S. Senate, his 2000 candidacy for the Democratic nomination for President of the United States and his work in academia and media.
•	Extensive Knowledge of the Company’s Business — Senator Bradley has been a director of the Company since 2002, has served on the Company’s Corporate Governance and Nominating Committee since 2003, and has served as the Company’s Presiding Independent Director since February 2011. His understanding of the Company, its business and goals as well as his political background, extensive experience as an advisor to numerous public, private and not-for-profit organizations, and his many years serving on corporate boards has enabled him to serve as a strong and effective leader and current Chairman of the Governance Committee. As Presiding Independent Director and Chairman of the Governance Committee, Senator Bradley also chairs and has chaired the executive sessions of the Board, which are held before or after each Board meeting without the presence of management (including Mr. Plumeri, Chairman and CEO).
•	CEO/President Experience — Senator Bradley is a Managing Director of an investment bank.
•	Committee Experience — As the current Chairman of the Governance Committee, Senator Bradley benefits from his directorship and membership on the Governance Committees of Starbucks Corp. and QuinStreet, Inc.

Joseph A. Califano, Jr. — Mr. Califano, age 80, joined the Board on April 21, 2004. He previously served as the Chairman of the Board of the National Center on Addiction and Substance Abuse at Columbia University (“CASA”) in New York City from 1992 to 2011. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was a senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education, and Welfare from 1977 to 1979, and as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of 12 books and is a director and member of the Audit Committee and the Nominating and Corporate Governance Committee of CBS, Inc. He also formerly served as a director of Chrysler, Automatic Data Processing, Midway Games, Inc. and Viacom.

•	Legal, Governmental, Political or Diplomatic Expertise — Mr. Califano’s deep understanding of government and legal affairs was gained through his service as the United States Secretary of Health, Education and Welfare, President Lyndon B. Johnson’s Assistant for Domestic Affairs, General Counsel of the Army and Special Assistant to the Secretary and Deputy Secretary of Defense and through his nine-year tenure as a partner at one of the country’s leading law firms.
•	Extensive Knowledge of the Company’s Business — Mr. Califano’s service as a director of the Company for almost eight years, service as a current member of the Company’s Governance Committee and a former member of the Company’s Compensation Committee has provided him with an in-depth knowledge of the Company’s structure and operations.
•	CEO/President Experience — Mr. Califano previously served as the Chairman of the Board of CASA, a nationwide and non-profit organization organized to study and combat substance abuse, which he founded in 1992.
•	Committee Experience — As a current member of the Governance Committee, Mr. Califano benefits from his directorship and membership on the Nominating and Corporate Governance Committee and Audit Committee of CBS, Inc.

Anna C. Catalano — Ms. Catalano, age 52, joined the Board on July 21, 2006. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. She was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business.” She currently serves on the Boards, Compensation Committees and Governance Committees of Mead Johnson Nutrition and U.S. Dataworks and the Compensation Committees of Chemtura Corporation and Kraton Performance Polymers. She serves on the Executive Committees of the Houston Chapter of the Alzheimer’s Association and the Juvenile Diabetes Research Foundation. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc and as an advisory board member of BT Global Services. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

•	International Business and Board Experience — Ms. Catalano has significant executive experience in international business operations through her roles as: Group Vice President, Marketing at BP plc; Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. In 2001, Ms. Catalano was recognized by Fortune Magazine as being among the “Most Powerful Women in International Business.” She also benefits from her former service on the international company boards of SSL International plc and Aviva plc.
•	Marketing Experience — Ms. Catalano focused on marketing in her role as Group Vice President, Marketing at BP plc. She is also a frequent speaker on strategic and global branding.
•	Committee Experience — As a current member of the Governance Committee, Ms. Catalano benefits from her directorship and membership on the Governance Committees of Mead Johnson Nutrition and U.S. Dataworks Inc.

Sir Roy Gardner — Sir Roy Gardner, age 66, joined the Board on April 26, 2006. He is a Chartered Certified Accountant and Chairman of Compass Group PLC, a food and support services company. He also serves as Chairman of the Nominating Committee of Compass Group PLC. He is a Senior Advisor to Credit Suisse and also a Director and Chairman of the Nominating Committee of Mainstream Renewable Power Limited, Chairman of the Advisory Board of the Energy Futures Lab of Imperial College London, President of Carers UK, Chairman of the Apprenticeship Ambassadors Network and Chairman and member of several board committees of Enserve Group Ltd. Sir Roy resigned as Chairman of Plymouth Argyle Football Club in December 2010. In addition, he was Chairman of Connaught plc between May and September 2010. He previously held positions as a former Chief Executive of Centrica plc, Chairman of Manchester United plc, Finance Director of British Gas plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and Director of Laporte plc.

•	International Business and Board Experience — The United Kingdom is an important market for the Company. Sir Roy Gardner is a well-respected British businessman who began his career in 1963 and has held leadership positions at or held director positions on the boards of a number of UK and other European companies.
•	CEO/President Experience — Sir Roy Gardner’s senior leadership roles include his position as former Chief Executive of Centrica plc for 9½ years. Centrica plc is a large multinational utility company, based in the United Kingdom but also having interests in North America. It is listed on the London Stock Exchange and is a constituent of the FTSE 100 Index.
•	Extensive Knowledge of the Company’s Business — Sir Roy Gardner’s almost six years of experience on the Board, his financial background as a UK-Chartered Certified Accountant and his recent former service as the Chairman of the Company’s Compensation Committee provides him with an extensive knowledge of the Company’s business and allows him to serve as an effective Chairman of the Company’s Risk Committee.

The Rt. Hon. Sir Jeremy Hanley, KCMG — Sir Jeremy Hanley, age 66, joined the Board on April 26, 2006. He is a Chartered Accountant and a director of Willis Limited, a subsidiary of the Company, and a director and member of the Audit and Remuneration Committees of Langbar International Limited and of London Asia Capital plc. He also serves on the International Advisory Committee for Lottomatica S.p.A. Sir Jeremy was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial position in the U.K. government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998. He also served on the Boards of Lottomatica S.p.A., Onslow Suffolk Limited, Mountfield Group Limited, Nymex London Limited and ITE Group plc. and the Audit Committee of the Joint Arab British Chamber of Commerce.

•	Legal, Governmental, Political or Diplomatic Expertise — Sir Jeremy Hanley has a deep understanding of U.K. governmental and regulatory affairs and public policy based on his 14 years as a member of Parliament and significant ministerial positions in the UK government. Sir Jeremy Hanley’s background is important for his role as a director of Willis Limited, a subsidiary of the Company regulated by the Financial Services Authority, the regulator of the financial services industry in the UK.
•	Financial Background — Sir Jeremy Hanley, a member of the Company’s Audit Committee, is a UK-Chartered accountant which qualifies him as an audit committee financial expert.
•	International Board and Committee Experience — Sir Jeremy Hanley benefits from his service on numerous international boards, including his former service on the Board and Audit Committee of Lottomatica S.P.A., an Italian company.

Robyn S. Kravit — Ms. Kravit, age 60, joined the Board on April 23, 2008. She is an international business executive with almost 30 years of experience in establishing and directing significant China-based operations engaged in the international trading of industrial raw materials. Ms. Kravit co-founded Tethys Research LLC, a biotechnology company, and has acted as its Chief Executive Officer since 2000. From 2001 through 2010, Ms. Kravit was a Director of FONZ, the organization which manages commercial and educational activities for Smithsonian’s National Zoological Park, serving two terms as President and later chairing its Audit Committee. On January 1, 2012, she was appointed to a two-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB), a nonprofit corporation established by Congress to oversee the audits of public companies. She currently serves on the Advisory Council of Johns Hopkins University’s Whiting School of Engineering and the Board of Governors of the Washington Foreign Law Society. She previously served on the Board of InovaChem Inc. Ms. Kravit holds a BA in East Asian Studies from Vassar College, and a MA in East Asian Studies from Harvard University.

•	International Experience — China is an emerging market for the Company and Ms. Kravit’s almost 30 years of experience in international business, focusing on the Far East markets, provides the Company with an extensive knowledge base. She is fluent in Mandarin Chinese. She has established and directed significant China-based operations engaged in the international trading of industrial raw materials and has experience in devising marketing plans that adapt to evolving political and economic environments. She also has extensive experience in the management of foreign trade transactions and international risk management.
•	CEO/President Experience — Ms. Kravit founded and since 2000 has been the Chief Executive Officer of Tethys Research LLC, a biotechnology company, and is responsible for contract, administrative and financial operations. Prior to Tethys, as Managing Director for Asian operations, Ms. Kravit functioned as CEO of a major business unit within a complex multinational corporation.
•	Financial Background — Ms. Kravit is a member of the Company’s Audit Committee and was recently appointed to a two-year term on the Standing Advisory Group of the PCAOB. The Standing Advisory Group advises the PCAOB on issues relating to the development of auditing standards.

Jeffrey B. Lane — Mr. Lane, age 69, joined the Board on April 30, 2008. He is the current Chairman of the Board of CASA. He served as Chief Executive Officer of Modern Bank, a private bank, from July 1, 2008 to October 31, 2010. Prior to joining Modern Bank, he was Chairman and Chief Executive Officer of Bear Stearns Asset Management and before that, Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of that company’s Smith Barney division, and with Shearson Lehman Brothers.

•	CEO/President Experience — Mr. Lane has held key senior management positions with major U.S. asset management and investment businesses, including as Chairman and CEO of Bear Stearns Asset Management, Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division and Chairman of Neuberger Berman Inc. as well as his role as Chief Executive Officer of Modern Bank.
•	Financial Background — Mr. Lane has an extraordinary financial background as a result of his MBA from Columbia University and the knowledge he gained through his financial sector business and operational experience since 1969.

Wendy Lane — Ms. Lane, age 60, joined the Board on April 21, 2004. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a director, Nominating and Corporate Governance and Audit Committee member of Laboratory Corporation of America, and a director and Audit Committee member of UPM-Kymmene Corporation. She is also a Trustee of the U.S. Ski and Snowboard Team Foundation. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

•	Financial Background — Ms. Lane has 15 years of experience in investment banking, including financings, mergers and acquisitions and advisory projects. Prior to forming her own investment firm in 1992, Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. From 1977 – 1980, she was an investment banker at Goldman Sachs. Ms. Lane’s financial background qualifies her as an audit committee financial expert.
•	Extensive Knowledge of the Company’s Business — Ms. Lane’s service as a director of the Company for almost eight years, financial expertise, current dual service as the Chairman of the Company’s Compensation Committee and member of the Audit Committee and former service as a member of the Company’s Nominating and Corporate Governance Committee have provided Ms. Lane with an invaluable knowledge base of the Company and a deep understanding of the interrelationships of issues and decisions between the Committees.
•	International Board Experience — Ms. Lane has served for six years on the board of UPM-Kymmene Corporation, a Helsinki headquartered company with worldwide operations and revenues exceeding $11.5 billion.
•	Committee Experience — As well as serving on almost all of Willis’ Committees, Ms. Lane has chaired the Compensation Committee of Laboratory Corporation of America, serves on the Audit Committees at Laboratory Corporation of America and UPM-Kymmene Corporation, serves on the Nominating and Governance Committee of Laboratory Corporation of America and has extensive committee experience on all of her current and past boards.

James F. McCann — Mr. McCann, age 60, joined the Board on April 21, 2004. Mr. McCann has served since 1976 as Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc., a florist and gift shop company. He also serves as a director for Dearborn National and JPMorgan Chase Regional Advisory Board. He previously served as a director and Compensation Committee member of Lottomatica S.p.A. and a director of Gateway, Inc. and The Boyds Collection, Ltd.

•	CEO/President Experience — Mr. McCann has substantial management, strategic and operational experience as Chairman and CEO of 1-800-FLOWERS.COM, Inc. The knowledge and experience he has gained through his leadership of a consumer-product and service-based public company for over 30 years continues to benefit the Company both in his role as a director and member of the Compensation Committee.
•	Extensive Knowledge of the Company’s Business — Mr. McCann’s service as a director of the Company for almost eight years, service as a current member of the Company’s Compensation Committee and former member of the Company’s Nominating and Corporate Governance Committee has provided him with an in-depth knowledge of the Company’s business and structure.
•	International Board and Committee Experience — Mr. McCann, as a current member of the Compensation Committee, has benefited from his service as a former director and member of the Compensation Committee of Lottomatica S.p.A., an Italian headquartered company.

Joseph J. Plumeri — Mr. Plumeri, age 68, joined the Board on February 8, 2001. He is our Chairman and Chief Executive Officer. Prior to joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member of a number of organizations, including The National Center on Addiction and Substance Abuse at Columbia University, and formerly served as a director of Commerce Bancorp Inc. and The Board of Visitors of the College of William & Mary and a Trustee for the Granum Value Fund.

•	Extensive Knowledge of the Company’s Business — Mr. Plumeri has been the Company’s Chairman and CEO since 2001. Since joining the Company, he has navigated a number of challenges, including the soft insurance market, the current global economic downturn and an industry-wide investigation by former Attorney General Eliot Spitzer regarding the placement of insurance.
•	CEO/President Experience — Prior to joining the Company in 2001, Mr. Plumeri had over 30 years of experience in the financial services industry where his responsibilities included, among other things, overseeing the 450 North American retail branches of Citigroup’s Citibank unit and serving as Chairman and CEO of Citigroup’s Primerica Financial Services.
•	Financial Background — Mr. Plumeri’s over 30 years of experience in the financial services industry has provided a financial background necessary for him to serve as an effective public-company CEO.

Douglas B. Roberts — Mr. Roberts, age 64, joined the Board on February 13, 2003. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is both a Professor and the Director for the Institute for Public Policy and Social Research at Michigan State University.

•	Legal, Governmental, Political or Diplomatic Experience — Mr. Roberts has a deep understanding of public finance and other public policy matters from his 28-year tenure in state government, including his years as a Michigan state treasurer and his current academic position. As Michigan state treasurer, he oversaw the state’s revenue and cash positions during a period of rebirth in Michigan’s finances and economy which included five ratings upgrades. In addition, the state Treasurer is the sole fiduciary of the state’s pension systems valued at approximately $50 billion.
•	Financial Background and Extensive Knowledge of the Company’s Business — Mr. Roberts’ business experience and education also qualify him as an audit committee financial expert and have positioned him well to serve as a Company’s director for nine years and as the Chairman of our Audit Committee since 2004.

Dr. Michael J. Somers — Dr. Somers, age 69, joined the Board on April 21, 2010. He was Chief Executive Officer of the Irish National Treasury Management Agency from 1990, when it was established, until the end of 2009. The Agency, which is a commercial entity outside the civil service, was initially set up to arrange Ireland’s borrowing and manage its national debt. Its remit was extended to establish and manage the National Pensions Reserve Fund, of which Dr. Somers was a Commissioner, and the National Development Agency, of which he was Chairman. It also incorporated the State Claims Agency, which handles claims against the State and against hospitals and other medical institutions. Dr. Somers previously worked in the Irish Department of Finance and the Central Bank and served as Secretary General of the Department of Defense from 1985 to 1987. He was the Irish member of the EU Monetary Committee from 1987 to 1990 and chaired the EU group that established the European Bank for Reconstruction and Development. He served on the board of the Irish Stock Exchange until the end of 2009. He is currently the Irish Director on the Board of the European Investment Bank and also serves on the Boards of Allied Irish Banks plc, St. Vincent’s Healthcare Group Ltd., the Institute of Directors, Hewlett Packard International Bank plc, Fexco Holdings Ltd., and has been nominated as a director of Goodbody Stockbrokers, a subsidiary of Fexco. He also serves on the Audit Committees of the Hewlett Packard International Bank plc and St. Vincent’s Healthcare Group and the Risk Committee of the AIB Bank. He was awarded the honor of Chevalier of the Légion d’Honneur by the President of France. He previously served as a Council Member of the Dublin Chamber of Commerce and Ulysses Securitization plc, a government established special purpose entity whose purpose has expired and assets have been liquidated. He holds various degrees, including a masters degree in economic science and a doctorate from University College Dublin. He is President of the Ireland Chapter of the Ireland-U.S. Council.

•	Financial Background — Dr. Somers has an extensive finance background as a result of his experience relating to Ireland’s borrowing and managing its national debt as well as his experience as the Irish member of the EU Monetary Committee.
•	International Business and Board Experience — Dr. Somers has extensive knowledge and experience in serving the Irish and European financial, business and governmental communities, including through his service on a number of Irish Boards. The Irish market is important to the Group which completed its redomicile to Ireland, in part, to facilitate business expansion. Dr. Somers also benefits from his experience on the Audit Committee and Risk Committee of various entities.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

The Board has adopted Corporate Governance Guidelines which meet the NYSE’s listing standards, including the requirement that a majority of the Company’s Board is independent and that the Board’s Audit Committee, Compensation Committee and Governance Committee are comprised solely of independent directors. The Board has determined that, with the exception of Mr. Plumeri, all the directors shown above and the members of the Audit Committee, Compensation Committee and Governance Committee as well as the Risk Committee are independent under the relevant Securities and Exchange Commission (“SEC”) rules, NYSE listing standards and the Company’s Corporate Governance Guidelines. The Company’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines.

As discussed above, each of the members of the Company’s Board of Directors has a vast range of experience and is affiliated with many different organizations. Accordingly, in considering the independence of each director, the Governance Committee considered that the Company, in the ordinary course of business and on commercial terms provides services (such as insurance broking or consultancy services) to, receives services from or provides charitable donations to organizations that almost all of the Board members are affiliated. In addition, in the ordinary course of business, Jeffrey Lane, Robyn Kravit and James McCann receive broking or consultancy services from the Company on a personal basis. In evaluating the independence of each director, the Governance Committee determined that, in all of the above cases, the transactions did not impair the relevant director’s independence under the applicable NYSE listing standards or the Company’s Governance Guidelines.

Our Corporate Governance Guidelines and Board Committee Charters can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Public Limited Company, c/o Office of General Counsel, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033.

The Board met formally seven times in 2011. Each director attended at least 75% of the aggregate of the total number of meetings held in 2011 of the Board and any committee on which he or she served.

The independent directors held separate executive sessions without senior management either before or after each of the Board meetings in 2011. The Chairman of each such session was the Presiding Independent Director. Neither the Chairman and CEO, nor any member of management, at any level, attend the executive sessions of the independent directors.

All directors are expected to make every effort to attend the Annual General Meeting. All of the directors attended the 2011 Annual General Meeting of Shareholders held in Ireland, except for Jeffrey Lane due to medical reasons.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Board Chairman and CEO may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and CEO of the Company are currently held by the same person, Joseph J. Plumeri. The Board believes that the Company and its shareholders are best served by having Mr. Plumeri serve in both positions. Mr. Plumeri is most familiar with our business and the challenges the Company faces in the current environment, and his experience and expertise make him best suited to set agendas for the Board and Committee meetings in consultation with the Presiding Independent Director and lead discussions of strategic matters affecting the Company at this time. Moreover, this structure enables Mr. Plumeri to act as a bridge between management and the Board, and helps to promote unified leadership and direction.

As noted above, the members and chairs of each of our Board committees are independent based on our governance standards and those of the SEC and NYSE. As a result, independent directors directly oversee such critical matters as the compensation policy for our executive officers, our Corporate Governance Guidelines, and the integrity of our financial statements and internal controls over financial reporting. In addition, the independent and non-management directors appointed a Presiding Independent Director in February 2011, electing William W. Bradley to serve in this position for a one-year term, and enumerated specific responsibilities of the Presiding Independent Director. William W. Bradley was re-appointed to the position in February 2012.

The Executive Committee has the full powers, authorities and discretions of the Board of the Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the resolutions of the Board and under applicable law. The Executive Committee, whose members are Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano, Jr., Sir Roy Gardner, Wendy E. Lane and Douglas Roberts, did not hold any meetings in 2011.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure. The Audit Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Audit Committee, whose members are Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane met formally six times during 2011. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are considered to be Audit Committee Financial Experts in light of their financial experience described in their biographies above.

The Compensation Committee determines the compensation of the Company’s Chairman and CEO and makes recommendations to the Board in respect of the compensation of other executive officers and non-employee directors. In addition, the Compensation Committee oversees the administration of the Company’s share-based award plans and, in consultation with senior management, establishes the Company’s general compensation philosophy. In connection with those objectives, the Compensation Committee is also responsible for: (i) overseeing the development and implementation of compensation programs; (ii) reviewing and approving annually corporate performance goals and objectives relevant to the compensation of the Chairman and CEO and evaluating his performance in light of those goals and objectives; (iii) reviewing and approving compensation policies applicable to the senior management of the Company; (iv) making recommendations to the Board on the Company’s existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans; (v) making recommendations to the Board with respect to non-CEO executive officer compensation in light of the Compensation Committee’s evaluation of the officers; and (vi) making recommendations to the Board on the non-employee directors’ compensation. The Compensation Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. As discussed further below, the Compensation Committee reviews the compensation risk assessment conducted to determine whether any material risks were deemed to be likely to arise from the Company’s compensation policies and programs, what mitigating factors are in place, and whether these risks would be reasonably likely to have a material adverse effect on its business. The Compensation Committee, whose members are Wendy E. Lane (Chairman), Jeffrey B. Lane and James F. McCann, met formally seven times during 2011.

The Corporate Governance and Nominating Committee identifies and recommends individuals to the Board for nomination as members of the Board and its Committees, including the Governance Committee. The Governance Committee identifies director nominees by preparing a candidate profile based upon the current Board’s strengths and needs and from a variety of sources, including engaging search firms or utilizing business contacts of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, experience, maturity, skills and personality, commitment and independence. The Governance Committee may also take into consideration additional factors it deems appropriate, which may include skill, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

With feedback from the Board members, members of the Governance Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Governance Committee and Board members, recommend candidates to join the Board. The Governance Committee has the authority to retain a search firm to assist with this process. The Governance Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates. In addition, the Governance Committee develops and recommends to the Board the Corporate Governance Principles, including independence standards for directors of the Company. The Governance Committee, whose members are William W. Bradley (Chairman), Joseph A. Califano Jr. and Anna C. Catalano met formally four times during 2011.

The Risk Committee is responsible for assisting the Board in: (i) monitoring oversight of the Company’s enterprise risk management; (ii) overseeing, on the basis of proposals from management, the creation, and subsequent iteration, of a framework, for approval by the Board, in relation to the management of risk; (iii) reviewing the adequacy of the Company’s resources to perform its risk management responsibilities; (iv) reviewing the activities of the Company’s Enterprise Risk Management Committee (“ERMC”), as well as reviewing and approving annually the Company’s Enterprise Risk Management Policy; (v) meeting with the chairman and/or other members of the Company’s ERMC and Audit Committee, as needed or advisable, to discuss the Company’s corporate risk management framework and/or related areas; and (vi) reviewing and recommending any major transactions or decisions affecting the Company’s risk profile or exposure. The Risk Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Risk Committee, whose members are Sir Roy Gardner (Chairman), Anna C. Catalano and Michael J. Somers, met formally four times in 2011.

Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established the ERMC. The members of the ERMC include senior executives in the finance, legal, internal audit and IT departments, including the Chief Risk Officer, the Group General Counsel, the Group Chief Financial Officer, the Group Audit Director and the Chief Information Officer. It also includes senior representatives from the Company’s main operating units such as our North American, Reinsurance and International businesses. The ERMC meets at least eight times annually and has adopted the Enterprise Risk Management Policy, which operates as a framework for the identification, assessment, measurement, reporting and management of exposure to the Company’s risk on an enterprise-wide basis.

Prior to the Board Risk Committee’s first meeting in April 2010, the full Board of Directors participated in an enterprise risk management review with management, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk. This review has become even more focused and in-depth with the establishment of the Risk Committee which meets with members of the ERMC on a quarterly basis. After each meeting, the Risk Committee provides a regular report to the full Board. Based on the Risk Committee’s review and recommendation, the Board has approved the Enterprise Risk Management Policy and the Group Risk Appetite Statement.

In addition to the Risk Committee discussed above, the various committees of the Board also assist it in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk. The Compensation Committee requested and evaluated the compensation risk analysis discussed below.

Compensation Risk Analysis

At the Compensation Committee’s request, its Compensation Consultant at the time, Frederick W. Cook & Co., worked with management in the first quarter of 2010 to conduct a risk assessment of all of the Company’s compensation programs. This assessment included an inventory of all compensation programs, including incentive compensation plans then in place at the Company, a review of the design and features of the

Company’s compensation programs with key members of management responsible for such programs, and an assessment of program design and features relative to compensation risk factors.

With assistance from the Company’s Chief Risk Officer, Frederick W. Cook & Co., also reviewed the Company’s risk profile and related risk management processes and the findings of the compensation risk assessment to determine if any material risks were deemed to be likely to arise from the Company’s compensation policies and programs and to determine whether these risks would be reasonably likely to have a material adverse effect on its business. The determination, which was reviewed and affirmed by management and the Compensation Committee, was that the Company’s pay plans and policies were not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2011, this conclusion was reaffirmed.

At the end of 2011, at the request of the Compensation Committee, Towers Watson (its current Compensation Consultant) reviewed the risk assessment conducted by the previous Compensation Consultant in the beginning of 2010 and confirmed that the methodology used in that assessment remained valid. Towers Watson worked with Willis to review the Company’s current compensation programs and found that these programs had not materially changed from the time of the initial risk assessment. Willis also confirmed that there had been not material changes to the Company’s enterprise risk profile. Based on these considerations, Towers Watson determined that the 2010 risk assessment findings remain applicable. This determination was reviewed and affirmed by the Compensation Committee.

Review and Approval of Related Person Transactions

Willis has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, nominees for directors, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors and executive officers complete an annual director and officer questionnaire which requires the disclosure of related person transactions. In addition, directors and executive officers are obligated to advise the Audit Committee of any related person transactions of which they are aware, or become aware, and, in the event that any such transactions involve difficult or complex issues, the directors and executive officers are obligated to advise the Group General Counsel. Further, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement in accordance with SEC rules. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers, among other factors it deems appropriate:

•	the position within or relationship of the Related Person with the Company;
•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;
•	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;
•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;
•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and
•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding the approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit Committee considers the transaction.

Related Person Transactions

The Company made charitable donations of approximately $160,000 to CASA, a nationwide and non-profit organization organized to study and combat substance abuse, with whom two of the Company’s directors are associated. Jeffrey Lane has replaced Joseph Califano as the current Chairman of the Board and is also employed by CASA. Other than these donations, there were no transactions with the directors or executive officers during 2011 required to be disclosed pursuant to Item 404 of Regulation S-K.

Communications with Shareholders and Other Constituencies

The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude outside directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management or with senior management present.

An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary, c/o Office of General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

A shareholder who wishes to propose an individual to the Governance Committee for its consideration as a nominee for election to the Board may do so by writing to the Company Secretary, c/o the Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

For a more detailed description regarding the solicitation of proxies, including with respect to shareholder nominations of directors, see “Solicitation of Proxies.”

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of shares beneficially owned, as of March 1, 2012:

•	By each owner of 5% or more of our outstanding shares, and
•	By each of our directors and executive officers.

The amounts and percentages of our shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 1, 2012 (i.e., April 29, 2012). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

5% Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned
Southeastern Asset Management, Inc.(1) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	12,671,200	7.3%
ValueAct Capital(2) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	8,656,910	5.1%

(1)	The information is based solely on Southeastern Asset Management, Inc.’s (“Southeastern”) Schedule 13G/A filed with the SEC on February 7, 2012. Percentage of our shares is as reported in their Schedule 13G/A. The information is presented by Southeastern as a registered investment adviser. All of the shares reported by Southeastern Asset Management are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. The amount beneficially owned includes 3,620,200 shares beneficially owned by discretionary accounts in which Southeastern has sole voting power and 4,548,200 shares beneficially owned by discretionary accounts in which Southeastern has sole dispositive power. It also includes 8,123,000 shares beneficially owned by a series of Longleaf Partners Funds Trust in which Southeastern shares voting and dispositive power and 928,000 shares in which it has no voting power. Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, may be deemed to beneficially own the shares held by Southeastern. Mr. Hawkins disclaims beneficial ownership of the shares. Percentage of our shares beneficially owned is as reported in their Schedule 13D.
(2)	The information is based solely on the Schedule 13D filed with the SEC on September 3, 2010 jointly by ValueAct Capital Master Fund, L.P.; VA Partners I, LLC; ValueAct Capital Management, L.P.; ValueAct Capital Management, LLC; ValueAct Holdings, L.P.; and ValueAct Holdings GP, LLC. The amount beneficially owned includes 8,656,910 shares over which there is shared voting power and shared dispositive power among the joint filers. Percentage of our shares beneficially owned is as reported in their Schedule 13D.

The following table shows the interests of directors and the executive officers of the Company as March 1, 2012.

Name	Number of Shares Beneficially Owned(1)	Percent Beneficially Owned
Joseph J. Plumeri(2)	4,746,974	2.73%
William W. Bradley(3)	11,503	*
Joseph A. Califano, Jr.(4)	10,129	*
Anna C. Catalano(5)	38,129	*
Sir Roy Gardner(6)	43,128	*
Sir Jeremy Hanley(7)	42,514	*
Robyn S. Kravit(8)	6,301	*
Jeffrey B. Lane	6,301	*
Wendy E. Lane(9)	6,618	*
James F. McCann(10)	8,979	*
Douglas B. Roberts(11)	14,555	*
Michael J. Somers	1,483	*
Celia R. Brown	2,305	*
Adam G. Ciongoli(12)	170,761	*
Peter C. Hearn(13)	250,764	*
Stephen Hearn(14)	13,800	*
Victor P. Krauze(15)	153,510	*
Michael K. Neborak	3,326	*
Martin J. Sullivan	14,925	*
Sarah J. Turvill(16)	390,578	*
Timothy D. Wright(17)	199,514	*
All of our Directors and Executive Officers (21 persons)	6,136,098	3.52%

*	Less than 1%.
(1)	The number of shares in which the directors and executive officers are deemed to have a beneficial interest include shares under options that will be exercisable and/or restricted share units (“RSUs”) that will vest on or before April 29, 2012 as indicated in the following notes. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person.
(2)	Mr. Plumeri’s shares beneficially owned include 1,250,000 options to purchase shares and 189,388 RSUs with deferred settlement until Mr. Plumeri incurs a separation of service from the Company. Mr. Plumeri has pledged 2,839,388 shares against a credit line of a $25 million limit with Morgan Stanley Smith Barney, with approximately $20 million outstanding.
(3)	Mr. Bradley’s shares beneficially owned include 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017. Additionally, Mr. Bradley beneficially owns 75,000 options pursuant to which he will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price. These options are not reflected in the above table.
(4)	Mr. Califano’s shares beneficially owned include 3,189 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017. Additionally, Mr. Califano beneficially owns 30,000 options pursuant to which he will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price. These options are not reflected in the above table.
(5)	Ms. Catalano’s shares beneficially owned include 30,000 options to purchase shares and 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(6)	Sir Roy Gardner’s shares beneficially owned include 30,000 options to purchase shares.

(7)	Sir Jeremy Hanley’s shares beneficially owned include 30,000 options to purchase shares and 3,189 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(8)	Ms. Kravit’s shares beneficially owned include 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(9)	Ms. Lane also beneficially owns 30,000 options pursuant to which she will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price. These options are not reflected in the above table. Pursuant to a domestic relations order, Ms. Lane’s ex-husband owns half of these options.
(10)	Mr. McCann’s shares beneficially owned include 1,361 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017. Additionally, Mr. McCann beneficially owns 30,000 options pursuant to which he will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price. These options are not reflected in the above table.
(11)	Mr. Roberts’ shares beneficially owned include 3,189 vested RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017. Additionally, Mr. Roberts beneficially owns 30,000 options pursuant to which he will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price. These options are not reflected in the above table.
(12)	Mr. Ciongoli’s shares beneficially owned include 150,000 options to purchase shares.
(13)	Mr. Hearn’s shares beneficially owned include 191,701 options to purchase shares.
(14)	Mr. Hearn’s shares beneficially owned include 12,500 options to purchase shares.
(15)	Mr. Krauze’s shares beneficially owned include 210,859 options to purchase and 2,512 shares held indirectly by the Theresa L. Krauze Revocable Trust.
(16)	Ms. Turvill’s shares beneficially owned include 263,670 options to purchase shares.
(17)	Mr. Wright’s shares beneficially owned include 188,889 options to purchase shares.

PROPOSAL TWO

RATIFICATION OF REAPPOINTMENT OF DELOITTE LLP
AS INDEPENDENT AUDITOR AND AUTHORIZATION OF BOARD OF
DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE,
TO FIX THE REMUNERATION OF THE COMPANY’S AUDITOR

The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification the reappointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of the Company (including for the Irish Statutory Accounts) for the fiscal year ending December 31, 2012. This selection was approved by the Board in February 2012, and ratification of such approval is being sought from shareholders at the Annual General Meeting. Deloitte LLP acted as the Company’s independent auditors (including for the Irish Statutory Accounts) for the year ended December 31, 2011. Representatives of Deloitte LLP will attend the Annual General Meeting of Shareholders, will have an opportunity to make a statement, if they desire to do so, and will be available to answer any pertinent questions.

A majority of the votes cast by shareholders at the Annual General Meeting is required to ratify the reappointment of Deloitte LLP and to refer the issue of their remuneration for the 2012 audit to the Board of Directors, acting through the Audit Committee. In accordance with the Company’s articles of association, the Board of Directors delegates the determination of the audit fees, as well as fees for permitted non-audited services, to the Audit Committee.

The Board unanimously recommends you vote “FOR” the ratification of the reappointment of
Deloitte LLP as the Company’s independent auditors and the authorization of the Board, acting through the Audit Committee, to determine the auditor’s remuneration.

FEES PAID TO INDEPENDENT AUDITORS

The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
	$’000	$’000
Audit fees(1)	$6,581	$6,325
Audit related fees(2)	215	207
Tax fees(3)	124	193
All other fees(4)	566	1,145
Total fees	$7,486	$7,870

(1)	Fees for the audits of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports for that fiscal year, services relating to the Company’s registration statements ($138,000) and U.S. Generally Accepted Accounting Principles (“GAAP”) accounting consultations and Sarbanes-Oxley Section 404 work. The audit fees for 2010 were restated by approximately $301,000 due to late adjustments for fee overruns and the inclusion of a number of international statutory audits previously omitted in error.
(2)	Audit related fees relate primarily to professional services such as employee benefit plan audits and non-statutory audits.
(3)	Tax fees comprise fees for various tax compliance engagements.
(4)	All other fees relate primarily to assistance with regulatory inquiries and other advisory services.

The Audit Committee approved all of the services described above in accordance with the Company’s pre-approval policy.

AUDIT COMMITTEE PRE-APPROVAL PROCESS

The Audit Committee has adopted a policy regarding the Pre-Approval of Independent Auditors’ Services, which can be found in the Investor Relations — Corporate Governance of the Company’s website at www.willis.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or, in his absence, any other member of the Committee. The pre-approval of the audit and permitted non-audit services may be given at any time before the commencement of the specified service. The decisions of a designated member of the Audit Committee shall be reported to the Audit Committee at each of its regularly scheduled meetings.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk. The Audit Committee operates under a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2011, with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has discussed with the auditors, the auditors’ independence from the Company and its management, including the written disclosures and the letter received from the auditors regarding the auditors’ communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Company’s Internal Auditors had full access to the Audit Committee, including regular meetings without management present.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the financial statements are presented in accordance with U.S. GAAP.

Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended that Deloitte LLP be retained to audit the financial statements of the Company (including the Irish Statutory Accounts) for the fiscal year ending December 31, 2011, and agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC. The Audit Committee also recommended that Deloitte LLP be retained to conduct the integrated audit of the Company’s financial statements (including the Irish Statutory Accounts) and internal control over financial reporting for the fiscal year ending December 31, 2012.

The Audit Committee is comprised of Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are all independent Audit Committee Financial Experts as defined by Regulation S-K in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors
Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers. All of the above are collectively referred to as our “named executive officers.”

Executive Summary

The Company’s objective is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive and includes substantial financial services companies. We also aim to incent our executives to improve their individual performance with the objective of improving the Company’s performance, and as a result, create value and wealth for our shareholders. These objectives form the basis of the Company’s compensation philosophy.

Our fiscal year 2011 financial performance was a key factor in the compensation decisions and outcomes for the year. Financial highlights for 2011 include achieving:

•	Reported earnings per diluted share from continuing operations (“EPS”) of $1.15 and Adjusted EPS from continuing operations of $2.74.
•	4% reported growth in commissions and fees compared with 2010 and 2% organic growth in commissions and fees compared with 2010.
•	Reported Operating Margin of 16.4% and Adjusted Operating Margin of 22.5%.
•	A total return for shareholders for the year of 15%, which exceeded the total shareholder return for the Standard & Poor’s 500 Index and the Standard & Poor’s Index of insurance stocks.

We refer to Adjusted EPS, organic growth in commissions and fees and Adjusted Operating Margin, which are Non-GAAP financial measures. A reconciliation to our GAAP information can be found on pages 31, 32 and 37 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended 2011, filed with the SEC on February 29, 2012.

Key features and highlights of our executive compensation program are:

•	Base salary levels are generally positioned at and around the median level in our peer group companies and salary adjustments are made only to reflect changes in responsibilities or when competitive market conditions warrant.
•	Annual and/or long-term incentive compensation rather than base pay is used to reward exceptional performance by our executive officers. The objective is to consider each executive officer’s total compensation in the context of compensation paid to similarly-situated executives in our peer group companies, considering the scope of the role, the individual’s level of expertise and other market factors as well both the performance of the individual and the Company.
•	Annual incentive compensation awards are intended to retain our executive officers as well as to provide short-term performance-driven wealth creation.
•	Annual incentive compensation awards are based, in a large part, on the Company’s achievement of certain financial metrics that the Company believes best represent how it manages its profitability (through the use of Adjusted Operating Margin) and enhances the growth and shareholder value (as measured by Adjusted EPS) and are aligned with the financial metrics included in annual incentive compensation awards for other employees in the Company or one of its subsidiaries.
•	Annual incentive compensation awards are currently being paid entirely in the form of cash retention awards to the named executive officers, except to the Chairman and CEO who receives 50% in cash and 50% in RSUs pursuant to the terms of his 2010 employment agreement. From time to time, the Company may pay a portion of annual incentive compensation awards in the form of RSUs provided there is sufficient available share capacity.

•	Grant of equity awards are made primarily in the form of performance-based options and performance-based RSUs in order to align the executive officers’ interests with those of our shareholders. They are based on the achievement of the same financial metrics as all other employees in the Company or one of its subsidiaries who receive performance-based equity. Due to the limited availability of RSUs, in 2011 the Company implemented the 2011 Long-Term Incentive Program (the “2011 LTI Program”) for named executive officers (other than the CEO) and other senior leaders whereby the Company granted performance-based options and cash-based awards. In order to both reward performance and help ensure retention, a portion of the cash-based awards were performance-based and a portion were time-based.
•	We are seeking approval for a new 2012 equity plan so that both performance-based and time-based RSUs will be available as part of our long-term incentive compensation strategy going forward.
•	We maintain significant share ownership guidelines for all of our executive officers.
•	An independent Compensation Consultant is retained by our Compensation Committee, consistent with companies with whom we compete for talent.

2011 Say-on-Pay Vote Results

In connection with our 2011 Annual General Meeting of Shareholders, the proposal to approve the executive compensation of the Company's named executive officers for fiscal 2010 received 125,106,586 votes in favor of it, or approximately 94% of the votes cast. Although this vote was advisory (and therefore not binding on the Company or the Board), the Board and the Compensation Committee has considered, and will continue to consider, the outcome of the vote when making future compensation decisions for named executive officers. Based on the results from the 2011 Annual General Meeting of Shareholders, the Compensation Committee believes that the shareholder vote endorses the compensation philosophy of the Company but continues to evaluate its plans based on advice of compensation experts as well as changing market conditions.

Analysis of Alignment of Pay and Performance

In advance of the impending requirement under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) in 2011, the Compensation Committee requested its Compensation Consultant to analyze the alignment of total executive officers' pay in relation to the Company’s performance as compared to the peer companies performance over a three-year performance measurement period (2008 – 2011). During this time period, performance was assessed using the following key metrics: total shareholder return, EPS growth and operating income margin. This performance was then compared to “realizable/earned pay” which is defined as the actual value of compensation earned for the three-year measurement period and includes base pay, annual incentive paid, “in the money” value of stock option grants, market value of time-vested RSUs and market/cash value of performance based awards. The analysis indicated a strong alignment between our executive officers’ realizable/earned pay and the Company’s performance over the three-year measurement period.

Overview of Executive Compensation

Because we principally provide insurance brokerage and risk consultancy services, we have no direct competitors of comparable financial size in our marketplace. We compete for talent with brokers of all sizes and with companies in other financial services sectors. Accordingly, to assist the Compensation Committee in judging the reasonableness of its compensation recommendations, we typically use data related to a group of peer companies in the insurance sector, some of whom do not directly operate as insurance brokers. From time to time, the Compensation Committee also relies on survey data from financial services companies in the U.S. and the U.K., which in 2011 included the 2011 US Towers Watson Financial Services Industry Survey and the 2011 UK Towers Watson Financial Services Industry Survey. The 2011 peer group remained unchanged from 2010 and was approved by the Compensation Committee following a review by the independent Compensation Consultant and subsequent discussions between the Compensation Committee, its Compensation Consultant and management. The peer group consists of Ace Limited, AON Corporation, Arch Capital Group Limited, Arthur J. Gallagher & Co., Axis Capital Holdings Limited, Brown & Brown Inc., The Chubb Corporation, Jardine Lloyd Thompson Group plc, Marsh & McLennan Companies, Inc. and XL Capital Ltd. The Compensation Committee regularly reviews its peer group to ensure that it remains reasonable and justifiable.

Our executive officers are based in both the United States and the United Kingdom. The country of each executive officer’s primary location is the principal market basis for reviewing and assessing his or her annual base salary, annual incentive compensation and benefits. However, so that equity awards are made on a consistent basis, we follow the U.S. market for all of our equity compensation grants to our executive officers.

In order to attract and retain exceptional senior executives, the Compensation Committee generally sets the executive officer’s base salary at the median but evaluates the executive officer’s total compensation (defined as base, annual incentive and long-term incentive) in the context of compensation paid to similarly-situated executives in our peer group companies, considering the scope of the role, the individual’s level of expertise and other market factors as well both the performance of the individual and the Company. Mr. Joseph Plumeri’s compensation is reviewed primarily against the Company’s direct competitors ( i.e., Aon and Marsh & McLennan) rather than the broader peer group.

The Compensation Committee reviews each element of compensation separately, as well as the total compensation of named executive officers. Compensation differences among the named executive officers reflect their different roles, their contribution and the different market pay relating to those roles.

Role of the Board Compensation Committee

As described below, the Compensation Committee is responsible for establishing, implementing and monitoring the Company’s compensation programs, philosophy and objectives.

Compensation Committee Consultant

The Compensation Committee, in accordance with best practices of executive compensation governance, annually reviews the appointment of its independent compensation consultant. In April 2011, the Compensation Committee appointed Towers Watson to provide advice on all matters related to the senior executives’ compensation and compensation programs. Prior to that time, Frederick W. Cook & Co., Inc., served as the Compensation Committee’s Compensation Consultant. The Compensation Committee has the independent authority to terminate Towers Watson’s services at its discretion.

Towers Watson reports directly to the Compensation Committee and provides data on U.S. and U.K. executive compensation trends in the sectors in which the Company competes for senior executive talent as well as the broader market. Towers Watson also assists with selecting appropriate peer companies and assessing non-employee director compensation. The aggregate fees for determining or recommending the amount or form of executive and director compensation for 2011 totaled $122,178. In addition, prior to its appointment as the consultant to the Compensation Committee, Towers Watson had been providing other human resourcing consulting services to the Company’s subsidiaries, a significant portion of which included investment advisory services for the Company’s UK pension plan whereby Towers Watson was engaged directly by the fiduciary trustees of the plan. The additional services provided to the Company’s significant subsidiaries totaled in the aggregate approximately $644,335 for 2011. The decision to engage Towers Watson for such services was approved by management but not subject to the Compensation Committee’s review. None of the Towers Watson representatives that advise the Compensation Committee provide any other services to the Company’s subsidiaries. The Compensation Committee determined that those services, based on the independence factors specified in the Dodd-Frank Act, had no impact on the ability of Towers Watson to maintain their independence and provide objective and current executive compensation advisory services. Representatives from Towers Watson or Frederick W. Cook & Co., Inc., as applicable, attended all of the Compensation Committee’s regularly scheduled meetings in 2011.

The Compensation Committee uses the data and analysis provided by its Compensation Consultant to better ensure that the Company’s compensation practices are consistent with the Company’s compensation philosophy and objectives for both the amount and composition of executive compensation, including that of the Chairman and CEO. The Compensation Committee may, however, exercise discretion when recommending compensation awards, to take account of the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company’s leadership to manage significant changes that arise during the course of a year.

The Components of Executive Compensation

The key components of our executive officers’ compensation are: base salary; annual incentive compensation (payable in cash and/or equity awards); and long-term incentive compensation (payable in cash and/or equity awards).

Base Salary — Base salary is intended to provide a fixed level of compensation based on the individual’s role, experience and skills and is set at a level designed to be competitive in the relevant markets in which our executive officers operate. Base salaries are reviewed by the Compensation Committee annually in February for all the Company’s executive officers relative to our peer group and, from time to time, against other U.S. or U.K. survey data, as applicable.

The base salary levels are generally positioned at and around the median level in our peer group companies and adjustments are only made to reflect changes in responsibilities or when competitive market conditions warrant. In line with our compensation philosophy, exceptional performance by our executive officers is generally rewarded through annual and/or long-term incentive compensation and not through base salaries.

The Chairman and CEO, Joseph J. Plumeri, has had no change to his base salary since he joined Willis in October 2000. This reflects the Company’s and Mr. Plumeri’s shared view that his incentives will be best aligned with the interests of shareholders if a majority of his annual compensation is tied to the Company’s performance. Based on the results of a market review and in response to increasingly competitive market conditions, Mr. Michael Neborak and Mr. Victor Krauze will receive increases to their base salary, effective April 2012, to $600,000 and $700,000, respectively. Mr. Peter Hearn received a salary increase in 2011 to $750,000, due to competitive market pressures.

Annual Incentive Compensation — Our annual incentive compensation plan is designed to incent and reward our executive officers for their contribution in generating strong financial performance at the Company, and strong financial or strategic performance, at their business or functional unit, as well as to retain strong performers. Each executive officer, other than the Chairman and CEO, is eligible to receive an annual incentive compensation award under the Company’s Annual Incentive Plan (“AIP”). The Chairman and CEO’s annual incentive compensation is determined in accordance with his employment agreement discussed below.

AIP awards are an integral component of the executive officer’s total compensation and are based on specific company financial results as well as their individual strategic objectives. The AIP is intended to deliver exceptional pay for exceptional performance and provides a well-timed link between recent performance and individual compensation which is especially pertinent with the de-emphasis on regular base-pay increases. The annual incentive compensation, which may be paid in cash and/or equity, is granted in conjunction with the Willis Group Senior Management Incentive Plan (the “SMIP”) to the extent named executive officers are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Generally, AIP awards to the executive officers are approved, and to the extent named executive officers are “covered employees” under Section 162(m) are certified, by the Compensation Committee in February with payments made in March. The annual incentive compensation is designed to be retentive in nature. To the extent an annual incentive compensation award is paid in the form of equity it retains its retentive nature through its vesting conditions. If it is paid in the form of RSUs, to recognize its deferred and retentive form of compensation, the RSU award is increased by 25% and recipients receive a cash amount at vesting of the RSUs equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in shares. To the extent an annual incentive compensation award is paid in the form of a cash retention award, generally, the executive officers must repay a proportionate amount of their cash incentive awards if they voluntarily leave the Company’s employ, other than in the event of retirement or permanent disability, before a specified date, which is generally three years. When an executive officer departs from the Company’s employ, the Compensation Committee may approve a waiver of these forfeiture provisions after a recommendation by the Chairman and CEO and careful consideration of a number of factors, which include but are not limited to, (i) the reasons for and timing of the executive officer’s departure, (ii) the executive officer’s contributions over his or her tenure, (iii) the value of his or her equity holdings at the time of departure and (iv) goodwill to establish a positive on-going relationship with the executive officer.

Named Executive Officers Other than the Chairman and CEO

At its February 2011 meeting, the Compensation Committee approved the overall structure of the AIP for the then upcoming year. At the February 2012 meeting, the Chairman and CEO recommended to the Compensation Committee for its approval the overall AIP pool for the Company and the awards for the executive officers.

The annual incentive compensation awards (including consideration of payments in excess of minimum guarantees) were determined for each executive officer (other than for the CEO and Chairman) as follows:

•	30% reflecting how the Company performed against its Adjusted EPS target;
•	30% reflecting how the Company performed against its Adjusted Operating Margin target; and
•	40% reflecting how the executive performed against her or his individual strategic objectives (which included performance of the business unit or function led by the executive officer).

A key objective for the named executive officers in 2011 was to support the Company’s delivery of strong financial performance. The compensation opportunity for this 60% component of their AIP award was pegged at 100% for the achievement of Adjusted EPS of $2.85 per share and Adjusted Operating Margin of 23.2%, each calculated independently. The Company uses these financial metrics because it believes these best represent how the Company manages its profitability (through the use of the Adjusted Operated Margin) and enhances the growth and shareholder value (as measured by the Adjusted EPS). The Compensation Committee considers further adjustments to Adjusted EPS and Adjusted Operating Margin to eliminate the impact of certain items on the Company’s financial results that are outside of management’s control.

The Company intentionally sets its compensation targets at a high level in order to encourage the delivery of above-average results. The payout measurement was based on the following sliding scale:

Performance Against Applicable Adjusted EPS or Adjusted Operating Margin Target	Payout Percent of Applicable Adjusted EPS or Adjusted Operating Margin Target
105%	110%
100%	100%
95%	80%
90%	75%
<90%	0%

As set forth in the Company’s Annual Report on Form 10-K for the year ended 2011, the Company reported Adjusted EPS of $2.74 and Adjusted Operating Margin of 22.5% for 2011. For determining results against performance targets, the Compensation Committee eliminated the positive impact of foreign exchange on the Adjusted EPS and Adjusted Operating Margin results and the negative impact of earnings of Gras Savoye (an associate of Willis of which Willis owns less than 50% and in 2011 had little operational control) on the Adjusted EPS result. This reduces, for compensation purposes, Adjusted EPS to $2.70 and Adjusted Operating Margin to 22.4%. Applying this result to the sliding scale above generated a blended payout percentage of 83% of target.

The individual strategic objectives for the named executive officers (other than the Chairman and CEO) were established at the beginning of the year. In making recommendations to the Compensation Committee for AIP awards for Mr. Neborak, the Chairman and CEO reviewed his performance against those key strategic objectives. As described below, Mr. Neborak achieved his key strategic objectives.

•	Implement capital plan — Mr. Neborak was instrumental in the successful delivery of the Company’s capital plan for 2011. This included the repurchase and redemption of the Company’s 12.875% senior notes and refinancing of its senior credit facility.
•	Implement expense plan — Mr. Neborak played a key role in the operational review that generated cost savings of approximately $80 million in 2011 and that is expected to generate annualized cost savings of approximately $135 million beginning in 2012 and represents incremental savings in 2012 compared to 2011 of approximately $50 million.

Based on the performance against financial and strategic objectives, Mr. Neborak received an annual incentive compensation award of $450,000.

For 2011, certain other named executive officers were subject to fixed or minimum guaranteed AIP awards. Mr. Krauze is entitled to receive a minimum 2011 award of $750,000, established in connection with his transition to his new role. Mr. Sullivan is entitled to receive a 2011 award of between $750,000 and $1,125,000, established in connection with his recruitment to the Company. In light of the fact that the Company’s financial performance was below 100% of its performance targets, the Compensation Committee only awarded the minimum amount that was guaranteed to these officers. Mr. Hearn’s employment agreement provides for a fixed award of $1,750,000 due to competitive market pressures.

All awards described above will be made 100% in cash retention awards. Accordingly, the named executive officers are required to repay a proportionate amount of the award if they voluntarily leave the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2014 and, in the case of Mr. Hearn, if he is terminated by the Company without Good Cause or he terminates his own employment for Good Reason (each as defined in his employment agreement).

Chairman and CEO

Annual incentive compensation awards to the Chairman and CEO are determined in accordance with his employment agreement, which provides that each fiscal year the Compensation Committee would establish in good faith, threshold, target and maximum performance goals (with maximum goals being no greater than 110% of the target goal).

In February 2011, consistent with 2010 and based on the criteria set forth in Mr. Plumeri’s employment agreement, the Compensation Committee approved annual incentive compensation award parameters of (i) 250% of his base salary if 95% of the performance targets were achieved (i.e., the threshold payout), (ii) 375% of his base salary if 100% of the performance targets were achieved (i.e., the target payout) and (iii) 500% of his base salary if 105% of the performance targets were achieved (i.e., the stretch payout). Performance targets included an Adjusted EPS of $2.85 and an Adjusted Operating Margin of 23.2%. The Compensation Committee applied the same analysis described above in determining financial performance against applicable targets that they used in determining the annual incentive awards for the other named executive officers. The Adjusted EPS target was not achieved and 96.6% of the Adjusted Operating Margin target was achieved. According to the established formula, in February 2012, the Compensation Committee approved an annual incentive compensation award to Mr. Plumeri of $1,458,333 (i.e., 39% of his target payout of $3,750,000).

Pursuant to the terms of Mr. Plumeri’s 2010 employment agreement, consistent with prior years, his 2011 annual incentive award will be paid 50% in the form of RSUs and 50% in cash. With respect to the cash portion of the award, consistent with its retentive nature, Mr. Plumeri must repay a proportionate amount of the cash award if he voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before July 7, 2013. The RSUs will vest on the 2013 Annual General Meeting of Shareholders and will settle on the earlier of July 7, 2013 or when Mr. Plumeri incurs a separation of service as defined in Section 409A of the Internal Revenue Code. Consistent with the terms of his 2010 employment agreement and the Company’s historic policies and rewards to other employees, Mr. Plumeri’s RSU award will be increased by 25% and he will receive a cash amount equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in shares.

Details of the 2011 annual incentive awards made to our named executive officers are shown in the Bonus Column of the “Summary Compensation” table and, in the case of Mr. Plumeri, in the Non-Equity Incentive Plan Column of the “Summary Compensation” table and footnote (1) to the “Grant of Plan-Based Awards” table.

Long-Term Incentives — Our long-term incentives are a significant element of compensation for our executive officers. In the past, the long-term incentive awards have typically been in the form of equity awards. Since 2008, equity awards have generally consisted of performance-based options and performance-based RSUs, which we believe align the executive officers’ interests with those of our shareholders. From time to time, time-based RSUs have been granted in connection with new hires, promotions, or for retention purposes. In 2010, in light of economic conditions, we did not make regular equity awards to our executive officers except to satisfy pre-existing commitments or in connection with sign-on equity awards made to attract new competitive talent to the Company.

In 2011, we made equity grants to satisfy our pre-existing commitments. Pursuant to the terms of their employment agreements, we granted performance-based RSUs to both Mr. Plumeri and Mr. Sullivan. Mr. Sullivan is restricted from selling or otherwise disposing of these RSUs before November 1, 2013 without the prior consent of Willis North America, Inc. and/or the Company. The RSUs were 100% performance related, where 50% of the award was earned if an Adjusted EPS target of $2.85 was met and 50% of the award was earned if an Adjusted Operating Margin of 23.2% was met. However, if the targets were not achieved at 100%, the amount of the RSU award would be reduced in accordance with the equity sliding scale basis:

Performance Against Applicable Adjusted EPS or Adjusted Operating Margin Target	Equity Award Received
100%	100%
95%	90%
90%	80%
<90%	0%

The Compensation Committee applied the same analysis in determining financial performance against applicable targets that they used in determining the annual incentive awards for the named executive officers. As a result, 91.6% of the RSUs granted were earned.

The Compensation Committee approved a grant of 25,000 time-based RSUs to Victor Krauze in connection with his promotion from President to Chairman and Chief Executive Officer of our entire North American operations. These RSUs vest in equal tranches on the first, second and third anniversaries of the grant date.

Additionally, in April 2011, the Compensation Committee adopted the 2011 LTI Program, which has both performance-based and time-based components to both reward performance and help ensure retention. Pursuant to the 2011 LTI Program, grants of performance-based options were made in May 2011 and grants of performance-based and time-based deferred cash awards were made in December 2011. All performance metrics were established in the first quarter of 2011. The deferred cash portion of the 2011 LTI Program was implemented as an alternative to the use of RSUs, due to the lack of Share availability. Participation in the 2011 LTI Program was based on an evaluation in 2011 of the scope of an officer’s role and contributions to the Company in 2010 and all named executive officers, other than the Chairman and Chief Executive Officer, were eligible to participate. As a result, Messrs. Neborak, Hearn and Krauze received awards under the 2011 LTI Program. Mr. Sullivan did not participate because of the equity grants made pursuant to the pre-existing commitments under his employment agreement.

For the named executive officers, performance-based options comprised 25% of the officer’s 2011 award with performance-based deferred cash comprising 37.5% and time-based deferred cash comprising 37.5% of the 2011 award. The maximum amount of awards (including both options and deferred cash awards) under the 2011 LTI Program to any individual named executive officer was $2,000,000, with the number of shares underlying options determined on the basis of a Black-Scholes valuation on the date of the option grant on May 2, 2011.

With respect to the performance-based options and the performance-based cash awards under the 2011 LTI Program, 50% of each award was earned if an Adjusted EPS target of $2.85 was met and 50% of the award was earned if an Adjusted Operating Margin of 23.2% was met. However, if the targets were not achieved at 100%, the amount of each performance-based award option would be reduced in accordance with the equity award sliding scale described above. If the targets were not achieved, or exceeded 100%, the performance-based cash award would be reduced or increased in accordance with the sliding scale below:

Performance Against Applicable Adjusted EPS or Adjusted Operating Margin Target	Cash Award Received
105%	110%
100%	100%
95%	80%
<95%	0%

Pursuant to the 2011 LTI Program, subject to the continued employment by the officer and any performance conditions being satisfied, the long-term incentive awards will generally vest as follows:

•	the earned options will vest 50% on the 3rd and 4th anniversaries of the grant date (i.e., May 2, 2014 and May 2, 2015) and will expire on the 8th anniversary of the grant date (i.e., May 2, 2019); and
•	the cash awards will vest 50% on the 2nd anniversary of the grant date (i.e., December 31, 2013) and 50% on the 3rd anniversary of grant date (i.e., December 31, 2014). The officers will not receive the cash amounts until the applicable vesting date.

The Compensation Committee applied the same analysis in determining financial performance against applicable targets that they used in determining the annual incentive awards for the named executive officers. As a result, 91.6% of the options granted were earned and 43.2% of the performance-based deferred cash was earned by the respective named executive officer.

Details of the 2011 equity award grants made to the named executive officers and the awards earned as a result of the Company’s financial performance are contained in the compensation tables “Grant of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” Details concerning the employment agreements of the named executive officers are set forth in the sections entitled “Compensation Tables — Chairman and Chief Executive Officer’s Employment Agreement” and “— Other Named Executive Officers’ Employment Agreements.”

Long-term incentive awards that are intended to be “qualified performance-based compensation” under Section 162(m) were granted under the SMIP or under a combination of the SMIP and one of the Company’s equity plans or any sub-plans thereto, including the Willis Group Holdings 2001 Share Purchase and Option Plan (the “2001 Plan”), the Willis Group Holdings 2008 Share Purchase and Option Plan (the “2008 Plan”), the 2000 Hilb, Rogal and Hamilton Share Incentive Plan (the “2000 HRH Plan”) and the 2007 Hilb Rogal and Hobbs Share Incentive Plan (the “2007 HRH Plan” and together with the 2001 Plan, the 2008 Plan and the 2000 HRH Plan, the “Plans”).

Perquisites and Other Benefits — The Company provides limited perquisites to its executive officers, as disclosed in the “Summary Compensation” table. In addition, the Company provides retirement, life insurance and medical benefits to our executive officers to be competitive with the marketplace in which our executive officers operate (which are the same as those provided to other employees in the workplace).

Retirement income is provided to the Chairman and the CEO and some other executive officers through our defined benefit retirement plans. The U.S. defined benefit plan was closed to new hires on January 1, 2007 and frozen on May 15, 2009. The Company closed its U.S. defined benefit plans to new employees so newly hired executive officers only participate in defined contribution plans. The Group also maintains a U.K. retirement program consisting of the Willis Pension Scheme (UK), an approved defined benefit plan. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006. In 2006, it was replaced by a defined contribution plan for new employees. Details of the retirement benefits received by the named executive officers are contained in the compensation tables in the section entitled “Pension Benefits.”

For U.S. employees, a 401(k) Plan is available for saving towards retirement. In order to provide the opportunity to accumulate retirement income and improve retention, the Company reinstated a matching contribution (which was suspended in recent years) to the 401(k) Plan effective as of January 1, 2011. The matching contribution was made on December 31, 2011 for eligible employees who were still employed by the Company on that date.

We also maintain a deferred compensation plan for certain U.S. employees whose annual salary is in excess of $225,000 that allows them to plan their tax position through a deferral of part of their annual compensation. The Company may also make certain contributions to the deferred compensation plan. As provided in his current employment agreement and consistent with the terms of his previous agreement, the Company contributes $800,000 annually on behalf of Mr. Plumeri to provide him with retirement income. Other than Mr. Plumeri and Victor Krauze, none of our U.S. named executive officers currently participate in this plan.

Clawback Policy

The Board, or any committee thereof, may to the extent permitted by applicable law, cancel or require reimbursement of any incentive payments or equity-based awards received by an executive officer after December 31, 2008, if and to the extent that, (i) the incentive payment or equity award was based on the achievement of Company financial results which are subsequently restated, (ii) the Compensation Committee determines that the executive officer engaged in fraud, negligence or other misconduct that contributed to the need to restate the Company’s financial results and (iii) the incentive payments or equity-based award values made to the executive officer would have been lower if the Company’s results had been properly reported. In such cases, the Company will seek to recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Company’s clawback policy is posted on its website under Investor Relations — Corporate Governance.

The Company will comply, and has modified its award agreements to so indicate, with the provisions of the recently enacted the Dodd-Frank Act, and will adopt a revised mandatory clawback policy that will require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. The Compensation Committee has periodically reviewed the Company’s clawback policy and, to ensure full compliance, will propose its final recommendations to the full Board once it has had the benefit of reviewing the SEC’s proposed and final rules for the legislation.

Executive Officer Share Ownership Guidelines

Executive officers are required to retain 75% of the shares they acquire upon the exercise of options or vesting of RSUs, after paying taxes and exercise costs. No sales of shares by an executive officer in excess of the 25% threshold will be permitted while still in office, other than in exceptional circumstances, which must be approved by the Chairman and CEO and the Chairman of the Compensation Committee.

Details of share-based awards made to our named executive officers during 2011 are shown in the “Grant of Plan-Based Awards” table. All outstanding share-based awards held by our named executive officers are shown in the “Outstanding Equity Awards at Fiscal Year-End” table.

Share Award Policy

The Board of Directors adopted a policy to govern the granting of options and other Share-based awards under the Company’s Plans, as summarized below.

It is the Company’s policy not to backdate option grants or other share-based awards to take advantage of a lower share price; nor will it schedule grants of options or other share-based awards before or after specific events to take advantage of anticipated movements in the price of our shares.

It is also the Company’s policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of any sharesave sub-plans adopted by the Company for non-U.S. taxpayers outside of the U.S., for which the exercise price of the option is set at a 5% or 10% discount off the closing sales price on the date before employees are invited to participate, consistent with past practice to incent employee ownership.

In addition to approving Share-based awards to executive officers, the Compensation Committee is responsible for approving the overall allocation of Share-based awards to the employees of the Company and its subsidiaries and affiliates for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Share Award Committee consisting of the Chairman and CEO, the Group Chief Financial Officer and the Group Human Resources Director. The members of the Share Award Committee work closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

Awards may be made at a time when the Company is in possession of material non-public information, so long as the timing of the award is not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

Pursuant to the policy, annual Share-based awards to executive officers will be authorized by the Compensation Committee at its first regularly scheduled meeting following the announcement of the Company’s annual results, and the grant date shall be the date of that meeting or a date specified by the Compensation Committee not later than 30 days following that meeting. Except as directed by the Compensation Committee, Share-based awards granted by the Share Award Committee to non-executive officers, for example to new employees or for retention purposes, will be granted on the first trading day in each month following the month in which it is approved by the Share Award Committee due to a new employee commencing his employment or as a retention award.

Tax and Accounting Implications

The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. Section 162(m) imposes a limit on the amount the Company may deduct for U.S. tax purposes for compensation paid to our CEO and our three most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). However, compensation which qualifies as “performance-based” under Section 162(m) is excluded from the limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by the Company’s shareholders.

The SMIP, which was approved by shareholders at the 2005 Annual General Meeting, is intended to comply with the provisions of, and to be administered in compliance with the requirements of, Section 162(m). The Company is also authorized to grant equity awards that qualify as “performance-based” compensation under certain of the Company’s Plans.

The SMIP provides for an annual incentive compensation award equal to 5% of the Company’s earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, earnings means the Company’s operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements, as adjusted to eliminate the effect of certain events specified in the SMIP. The Compensation Committee also takes other performance metrics into consideration in determining amounts payable under the SMIP, but the amounts payable under the SMIP may not exceed the amount described above. The Compensation Committee designates the executive officers who participate in the SMIP.

Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be treated as qualified performance-based compensation. Our general policy is to preserve the tax deductibility of compensation paid to the Chairman and CEO and other named executive officers, including annual incentives and equity awards under the terms of the Company’s Plans. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions and the performance of its employees.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also the Company’s general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with FAS 123R.

Payments on Change of Control and Termination

While the Company has been historically selective in providing for potential payments relating to a change of control, the Compensation Committee reserves the right to enter into such agreements when it believes that such payments are appropriate and in the best interests of the Company. No named executive officer is entitled to any automatic payments in connection with a change of control of the Company, however, certain equity awards held by our named executive officers vest in part or in full upon a change of control and the deferred cash awards held by our named executive officers may, in the discretion of the Compensation Committee, become payable upon a change of control. In addition, pursuant to his employment agreement Mr. Plumeri is entitled to an enhanced severance benefit in the event his employment is terminated by us without Cause or by him for Good Reason in connection with a Change of Control (each as defined in his 2010 employment agreement described below).

The Company does provide severance protection to key employees in limited circumstances where the employee is terminated by the Company without cause or by the employee for good reason. The Compensation Committee believes that severance benefits are a necessary component of a competitive compensation program and, in certain cases, are in consideration for an executive’s agreement not to compete. The Compensation Committee believes that the severance benefits are not significantly different from the severance benefits typically in place at other companies.

Change of control provisions were included in Mr. Plumeri’s employment agreement when he joined the Company. At that time, the Company was privately owned, predominantly by Kohlberg, Kravis & Roberts (“KKR”). In order to recruit an individual of the right caliber to fill the role of Chairman and CEO of the Company as then existed, and given the range of exit strategies available to KKR, it was considered appropriate at that time to include provisions in his employment agreement which provided protection in the case of a change of control.

During 2009, the Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Mr. Plumeri’s continued services as the Company’s Chairman and CEO until at least July of 2013. In addition, Mr. Plumeri, the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. Specifically, it was determined that the provision in Mr. Plumeri’s employment agreement allowing the executive to voluntarily terminate his employment for any reason following a change of control and receive severance payments was inconsistent with best pay practices as well as the Company’s compensation philosophy and objectives. Consequently, the amended employment agreement, which Mr. Plumeri entered into in January 2010, provides that he can no longer voluntarily terminate his employment following a Change of Control (as defined in his 2010 employment agreement) and receive severance and instead provides that he is eligible to receive severance only if he is involuntarily terminated without Cause or terminates employment for Good Reason (each as defined in the 2010 employment agreement). However, if Mr. Plumeri terminates his employment without Good Reason following a Change of Control, he will be credited with the amount that the Company would have contributed to his deferred compensation benefit account had he remained until the end of his contract of employment, which is now July 7, 2013. Further information regarding Mr. Plumeri’s employment agreement and details of the Change of Control provisions are contained in the sections entitled “Compensation Tables — Chairman and CEO’s Employment Agreement;” “— Potential Payments to the Chairman and CEO Upon Termination or Change of Control.”

In order to attract Mr. Neborak as the new Group Chief Financial Officer, the Company agreed in his employment agreement that all of his earned and unvested RSUs and options shall immediately vest in the event of a Change of Control (as such term is defined in the applicable Plans and/or RSU agreement). In the event Mr. Neborak is involuntarily terminated without Cause (as such term is defined in his employment agreement) he is eligible to receive severance payments. Mr. Neborak has also entered into a restrictive covenant agreement with the Company that provides, in part, that we may require that Mr. Neborak refrain from working for, engaging or generally having a financial interest in certain of our competitors after the termination of his employment, in exchange for providing severance payments and continued healthcare coverage to him during such non-compete period.

Pursuant to their employment agreements, Messrs. Krauze and Sullivan are eligible to receive severance payments and continued healthcare coverage if they are involuntarily terminated without Cause (as such term is defined in their employment agreements).

The Company amended Mr. Hearn’s employment agreement, including the severance provisions, effective as of January 1, 2011, due to competitive market pressures. The amended employment agreement provides that in the event that Mr. Hearn is terminated the Company without Good Cause or by Mr. Hearn with Good Reason (as such terms are defined in his employment agreement) prior to January 1, 2016, Mr. Hearn will be entitled to receive a severance payment. Mr. Hearn has also entered into a restrictive covenant agreement with the Company that provides, in part, that Mr. Hearn is required to refrain from working for, engaging or generally having a financial interest in certain of our competitors after the termination of his employment, in exchange for providing severance payments and continued healthcare coverage to him during such non-compete period.

Further information regarding Messrs. Neborak, Krauze, Hearn and Sullivan’s employment agreements and Mr. Hearn and Neborak’s restrictive covenant agreements and details of the applicable termination provisions are contained in the sections entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”; “— Potential Payments to Other Named Executive Officers Other than the Chairman and CEO Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT

This report is submitted to the shareholders of Willis Group Holdings Public Limited Company by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NYSE listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement, and based on this review and discussion, recommended to the Board that it be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors
Wendy E. Lane (Chairman), Jeffrey B. Lane and James F. McCann.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2011 by the Chairman and CEO, the Group Chief Financial Officer and each of the three most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph Plumeri Chairman & CEO	2011	1,000,000	—	8,539,014	—	729,166	10,164	1,197,933	11,476,277
	2010	1,000,000	—	8,106,213	—	2,031,250	(21,461)	974,584	12,090,586
	2009	1,000,000	1,685,000	7,340,227	—	—	31,691	869,962	10,926,880
Michael Neborak Group CFO	2011	500,000	450,000	—	182,891	281,250	—	4,167	1,418,308
	2010	244,318	500,000	500,007	—	—	—	—	1,244,325
Peter Hearn Chairman, Willis Re	2011	750,000	1,750,000	—	121,920	187,500	142,935	4,900	2,957,255
	2010	550,000	1,787,500	—	333,000	—	76,903	36,282	2,783,685
	2009	550,000	1,625,000	1,372,422	572,000	—	66,734	30,408	4,216,564
Martin Sullivan Deputy Chairman; Chairman and CEO of Willis Global Solutions	2011	750,000	750,000	2,075,500	—	—	—	3,705	3,579,250
	2010	238,636	375,000	2,388,750	—	—	—	—	3,002,386

Victor Krauze CEO, Willis North America Inc.	2011	625,000	750,000	1,037,750	243,851	375,000	134,232	9,971	3,175,554

(1)	The Bonus column reflects only that portion of the annual incentive compensation paid in cash to the named executive officers for services rendered for the relevant fiscal year. Because any RSUs or option awards granted as part of an annual compensation award are granted in March of the year following the one in which services are rendered, these equity awards are reflected in the Share Awards and Option Awards columns for the next year.

In 2011, all named executive officers, other than Mr. Plumeri, were paid 100% their annual incentive compensation in cash retention awards. See footnote (3) regarding Mr. Plumeri’s 2011 annual incentive compensation. The cash retention awards paid to Messrs. Neborak, Sullivan and Krauze will require a proportional reimbursement of the award by the named executive officer if he or she voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2014. The cash retention award provided to Mr. Hearn will require a proportional reimbursement of the award if he voluntarily leaves the Company employ, other than in the event of retirement or permanent disability, before December 31, 2014, or in the event he is terminated by the Company without Good Cause or terminates his own employment for Good Reason.

(2)	The Share Awards and Option Awards columns include any RSUs or option awards granted this year as part of an annual incentive compensation award for services rendered in the preceding year as well as any other equity awards made during the course of the relevant fiscal year. The actual earned awards are set forth in the footnotes to the “Grant of Plan-Based Awards” table.

For awards subject to performance conditions, the amount included in the table is the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For more information regarding the equity awards, see the “Grant of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year End” table.

(3)	The Non-Equity Incentive Plan column reflects the cash portion of the annual incentive compensation paid to Mr. Plumeri in 2011 as well as that performance-based deferred cash granted to Messrs. Neborak, Hearn and Krauze pursuant to the 2011 LTI Program. The actual earned awards are set forth in the footnotes to the “Grant of Plan-Based Awards” table.

In 2011, Mr. Plumeri’s annual incentive compensation was paid 50% in cash retention awards and 50% in RSUs. The Non-Equity Incentive share Compensation column reflects only that portion of the annual incentive compensation paid in cash retention awards to Mr. Plumeri for 2011. The cash retention award will require a proportional reimbursement of the award by Mr. Plumeri if he voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before July 7, 2013. Because the RSUs or option awards granted as part of an annual incentive award are granted in March of the year following the one in which services are rendered, these equity awards are reflected in the Share Awards and Option Awards columns for the next year. As a result, he received 25,783 RSUs on March 1, 2012 reflected in footnote (1) of the “Grant of Plan-Based Awards” table.

(4)	The US Pension share was closed to new hires on January 1, 2007 and frozen on May 15, 2009. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the aggregate earnings Mr. Plumeri receives under the non-qualified deferred compensation plan, which for 2011 was ($28,530), reflecting investment earnings of $747 offset by Social Security and Medicare taxes totaling $29,277. The Change in Pension Value of $38,694 reflects changes in valuation assumptions required by applicable accounting rules and actuarial standards and a one-year increase in the executive’s age.

(5)	For 2011, the All Other Compensation column for the named executive officers consisted of:
a.	For Mr. Plumeri, (i) a deferred compensation credit of $800,000 pursuant to the terms of his previous employment agreement, which he receives for each year he continues to be with the Company and which is paid into a non-qualified deferred compensation plan on his behalf, after the payment of Social Security and Medicare taxes, (ii) $358,822 in dividend equivalents paid on vested RSUs and (iii) car charges, food allowances and personal use of the Company’s plane.
b.	For Messrs. Neborak, Hearn and Sullivan, the Company’s contribution to their 401(k) Plan.
c.	For Mr. Krauze, (i) dividend equivalents paid on vested RSUs and (ii) the Company’s contribution to his 401(k) Plan.

Grant of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to the named executive officers during 2011.

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Plumeri	—	(1)	—	1,250,000	1,875,000	2,500,000	—	—	—	—	—	—	—
	3/1/2011	(2)	2/3/2011	—	—	—	—	—	—	65,693	—	—	2,539,034
	5/2/2011	(3)	4/27/2011	—	—	—	57,817	144,543	144,543	—	—	—	5,999,980
Michael Neborak	5/2/2011	(4)	4/27/2011	—	—	—	7,089	17,722	17,722	—	—	41.51	182,891
	12/31/2011	(5)	12/14/2011	112,500	281,250	309,375	—	—	—	—	—	—	—
Peter Hearn	5/2/2011	(4)	4/27/2011	—	—	—	4,726	11,814	11,814	—	—	41.51	121,920
	12/31/2011	(5)	12/14/2011	75,000	187,500	206,250	—	—	—	—	—	—	—
Martin Sullivan	5/2/2011	(6)	4/27/2011	—	—	—	20,000	50,000	50,000	—	—	—	2,075,500
Victor Krauze	5/2/2011	(4)	4/27/2011	—	—	—	9,452	23,629	23,629	—	—	41.51	243,851
	5/2/2011	(5)	4/27/2011	150,00	375,000	412,500	—	—	—	—	—	—	—
	5/2/2011	(7)	4/27/2011	—	—	—	—	—	—	25,000	—	—	1,037,750

(1)	Pursuant to Mr. Plumeri’s employment agreement, except for his pro-rata award for 2013 or as otherwise determined by the Compensation Committee and the Board of Directors, his annual incentive compensation will continue to be paid 50% in cash and 50% in RSUs. The amounts above represent the target, threshold and maximum cash amounts Mr. Plumeri may receive under his employment agreement. The actual cash amount paid to Mr. Plumeri is included in the Non-Equity Incentive Plan Column of the “Summary Compensation” table. In addition, on March 1, 2012, the Company granted Mr. Plumeri 25,783 RSUs as part of his 2011 annual incentive compensation award, which will vest on the 2013 Annual General Meeting of Shareholders and will settle on the earlier of July 7, 2013 or when Mr. Plumeri incurs a separation of service as defined in Section 409A of the Internal Revenue Code.
(2)	As part of Mr. Plumeri’s 2010 annual incentive compensation, time-based RSUs were granted on March 1, 2011 and vested and settled in full on April 28, 2011. Dividend equivalents were paid on the RSUs on April 28, 2011 equal to the dividend rate applicable to all record holders on March 31, 2011.
(3)	Pursuant to Mr. Plumeri’s 2010 employment contract, performance-based RSUs were granted on May 2, 2011, 50% of which were earned if an Adjusted EPS target for 2011 was met and 50% of the award was earned if an Adjusted Operating Margin target for 2011 was met. If the targets were not achieved at 100%, the amount of the award would be reduced on a sliding scale basis. The target and maximum amounts above reflect both the Adjusted EPS and Adjusted Operating Margins hitting at 100%. The threshold amounts reflect the minimum amount that would be earned if performance conditions were met (i.e., if 90% of either the Adjusted Operating Margin or Adjusted EPS target were earned, then 80% of the performance-based RSUs as to the applicable Adjusted Operating Margin or Adjusted EPS target will become earned).

Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long Term Incentives”, 132,401 of the performance-based RSUs were earned. These earned RSUs will vest 50% on each of the first and second anniversaries of the grant date and will settle on the later of (a) 60 days following the end of the performance period or (b) the date Mr. Plumeri incurs a separation from services from the Company.

(4)	Performance-based options were granted on May 2, 2011 under the 2011 LTI Program, 50% of which were earned if an Adjusted EPS target for 2011 was met and 50% of the award was earned if an Adjusted Operating Margin target for 2011 was met. If the targets were not achieved at 100%, the amount of the award would be reduced on a sliding scale basis. The target and maximum amounts above reflect both the Adjusted EPS and Adjusted Operating Margins hitting at 100%. The threshold amounts reflect the minimum amount that would be earned if performance conditions were met (i.e., if 90% of either the Adjusted Operating Margin or Adjusted EPS target were earned, then 80% of the performance-based options as to the applicable Adjusted Operating Margin or Adjusted EPS target will become earned).

Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long-Term Incentives”, the following performance-based options were earned: Mr. Neborak (16,234 options), Mr. Hearn (10,822 options) and Mr. Krauze (21,645 options). These earned options will vest 50% on each of the third and fourth anniversaries of the grant date.

(5)	Performance-based deferred cash award were granted on December 31, 2011 under the 2011 LTI Program, 50% of which was earned if an Adjusted EPS target for 2011 was met and 50% of the award was earned if an Adjusted Operating Margin target for 2011 was met. If the targets were not achieved at 100%, the amount of the award would be reduced or increased on a sliding scale basis. The target amount above reflects the Adjusted EPS and Adjusted Operating Margins hitting at 100%. The maximum amount above reflects the largest award that would be earned if performance conditions were exceeded (i.e., if 105% of Adjusted EPS and Adjusted Operating Margins were earned, then 110% of the performance-based deferred cash award would become earned). The threshold amounts reflect the minimum amount that would be earned if performance conditions were met (i.e., if 90% of either the Adjusted Operating Margin or Adjusted EPS target were earned, then 80% of the performance-based RSUs as to the applicable Adjusted Operating Margin or Adjusted EPS target will become earned).

Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long-Term Incentives”, the following performance-based deferred cash awards were earned: Mr. Neborak ($121,500), Mr. Hearn ($81,000) and Mr. Krauze ($162,000). This award will vest 50% on each of the third and fourth anniversaries of the date on which the Company grants performance-based deferred cash award to non-executive employees. The officers will receive the cash on the vesting dates.

Under the 2011 LTI Program, the Company also granted to Mr. Neborak a time-based deferred cash award of $281,250, to Mr. Hearn a time-based deferred cash award of $187,500 and to Mr. Krauze a time-based deferred cash award of $375,000. The officers will receive the cash on the vesting dates. These grants are not reflected in the above table.

(6)	Performance-based RSUs were granted on May 2, 2011, 50% of which were earned if an Adjusted EPS target for 2011 was met and 50% of the award was earned if an Adjusted Operating Margin target for 2011 was met. If the targets were not achieved at 100%, the amount of the award would be reduced on a sliding scale basis. The target and maximum amounts above reflect both the Adjusted EPS and Adjusted Operating Margins hitting at 100%. The threshold amounts reflect the minimum amount that would be earned if performance conditions were met (i.e., if 90% of either the Adjusted Operating Margin or Adjusted EPS target were earned, then 80% of the performance-based RSUs as to the applicable Adjusted Operating Margin or Adjusted EPS target will become earned).

Based on the Company’s 2011 financial performance, 45,800 of the performance-based RSUs were earned. These earned RSUs will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date.

(7)	Time-based RSUs were granted on May 2, 2011. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the options and share-based awards held by the named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Joseph Plumeri	100,000	(2)	—		—		38.06	3/19/2014	—		—	—		—
	500,000	(3)	—		—		32.78	6/20/2014	—		—	—		—
	650,000	(4)	—		—		37.06	5/6/2015	—		—	—		—
	—		—		—		—	—	68,000	(5)	2,638,400	—		—
	—		—		—		—	—	114,778	(6)	4,453,386	—		—
	—		—		—		—	—	—		—	144,543	(7)	5,608,268
Michael Neborak	—		—		17,722	(8)	41.51	5/2/2019	—		—	—		—
	—		—		—		—	—	5,357	(9)	207,851	—		—
	—		—		—		—	—	5,357	(10)	207,851	—		—
Peter Hearn	50,000	(2)	—		—		38.06	3/19/2014	—		—	—		—
	100,000	(3)	—		—		32.78	6/20/2014	—		—	—		—
	35	(11)	—		—		36.60	9/22/2014	—		—	—		—
	16,666		16,667	(12)	—		37.06	5/6/2015	—		—	—		—
	25,000		75,000	(13)	—		26.17	5/5/2017	—		—	—		—
	—		50,000	(14)	—		31.02	10/1/2018	—		—	—		—
	—		—		11,814	(8)	41.51	5/2/2019	—		—	—		—
	—		—		—		—	—	13,600	(15)	527,680	—		—
Martin Sullivan	—		—		—		—	—	50,250	(16)	1,949,700	—		—
	—		—		—		—	—	—		—	50,000	(17)	1,940,000
Victor Krauze	25,000	(2)	—		—		38.06	3/19/2014	—		—	—		—
	26	(11)	—		—		36.60	9/22/2014	—		—	—		—
	50,000	(3)	—		—		32.78	6/20/2014	—		—	—		—
	37,500		12,500	(18)	—		39.96	11/5/2015	—		—	—		—
	8,333		8,333	(12)	—		37.06	5/6/2015	—		—	—		—
	10,000		30,000	(13)	—		26.17	5/5/2017	—		—	—		—
	—		50,000	(14)	—		31.02	10/1/2018	—		—	—		—
	—		—		23,629	(8)	41.51	5/2/2019	—		—	—		—
	—		—		—		—	—	4,250	(15)	164,900	—		—
	—		—		—		—	—	25,000	(19)	970,000	—		—

(1)	The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 30, 2011, as quoted on the NYSE ($38.80), the last business day of the year.
(2)	Time-based options were granted on March 19, 2004 and are fully exercisable.
(3)	Time-based options were granted on June 20, 2006 and are fully exercisable.
(4)	Performance-based options were granted on May 6, 2008. The Company met the performance targets for these options. The options are fully exercisable.
(5)	Performance-based RSUs were granted on May 5, 2009. The Company met the performance targets for these RSUs. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date. Vested RSUs will settle upon Mr. Plumeri’s separation from service with the Company.

(6)	Performance-based RSUs were granted on May 3, 2010. The Company met the performance targets for these RSUs. RSUs will vest 33 1/3% on the first, second and third anniversaries of the grant date. Vested RSUs will settle upon Mr. Plumeri’s separation from service with the Company.
(7)	Performance-based RSUs were granted on May 2, 2011, 50% of which are earned if an Adjusted EPS target for 2011 is met and 50% of which are earned if an Adjusted Operating Margin target for 2011 is met. If the targets are not achieved at 100%, the amount of the award is reduced on a sliding scale basis. Earned RSUs will vest 50% on each of the first and second anniversaries of the grant date. Vested RSUs settle on the later of (a) 60 days following the end of the performance period or (b) the date Mr. Plumeri incurs a separation from services from the Company. Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long-Term Incentives”, 132,401 of the performance-based RSUs were earned.
(8)	Performance-based options were granted on May 2, 2011, 50% of which are earned if an Adjusted EPS target for 2011 is met and 50% of which are earned if an Adjusted Operating Margin target for 2011 was met. If the targets are not achieved at 100%, the amount of the award is reduced on a sliding scale basis. Earned options will vest 50% on each of the third and fourth anniversaries of the grant date. Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long-Term Incentives”, the following performance-based options were earned: Mr. Neborak (16,234 options), Mr. Hearn (10,822 options) and Mr. Krauze (21,645 options).
(9)	Time-based RSUs were granted on August 2, 2010. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(10)	Performance-based RSUs were granted on August 2, 2010. The Company met the performance targets for these RSUs. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(11)	Time-based options were granted on September 22, 2004 and are fully exercisable.
(12)	Performance-based options were granted on May 6, 2008. The Company met the performance targets for these options. The options will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of the grant date, respectively.
(13)	Performance-based options were granted on May 5, 2009. The Company met the performance targets for these options. The options will become exercisable 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
(14)	Performance-based options were granted on October 1, 2010. The Company met the performance targets for these options. The options become exercisable 25% on each of the second, third, fourth and fifth anniversaries.
(15)	Performance-based RSUs were granted on May 5, 2009. The Company met the performance targets for these RSUs. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(16)	Time-based RSUs were granted on November 1, 2010. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(17)	Performance-based RSUs were granted on May 2, 2011, 50% of which are earned if an Adjusted EPS target for 2011 is met and 50% of which are earned if an Adjusted Operating Margin target for 2011 is met. If the targets are not achieved at 100%, the amount of the award is reduced on a sliding scale basis. Earned RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date. Based on the applicable performance metrics described in the “Compensation Discussion and Analysis — Long-Term Incentives”, 45,800 performance-based RSUs were earned.
(18)	Time-based options were granted on November 2, 2007. Options will vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
(19)	Time-based RSUs were granted on May 2, 2011. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

Option Exercises and Shares Vested

The following table sets forth the share options exercised and the RSU vestings during 2011 by the named executive officers.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)(1)
Joseph Plumeri	—	—	320,045	(2)	12,842,072
Michael Neborak	—	—	5,276		210,301
Peter Hearn	—	—	27,886		1,103,019
Martin Sullivan	—	—	24,750		892,238
Victor Krauze	—	—	6,563		259,767

(1)	The value realized in respect of vested RSUs is calculated using the closing price, as quoted on the NYSE, on the date of such RSUs vesting.
(2)	Pursuant to the terms of an existing agreement, the settlement of 50,220 RSUs that vested on March 2, 2011, 57,388 RSUs that vested on May 5, 2011 and 66,000 RSUs that vested on May 5, 2011 has been deferred until Mr. Plumeri incurs a separation from service from the Company.

Pension Benefits

Willis North America Inc. Pension Plan — The Group maintains a US retirement program, the Willis North America Inc. Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on the length of service, pensionable remuneration and when they first joined the plan. The compensation limit for the plan was $210,000 for 2009. Participants are 100% vested in the plan after completing five years of service. Employees also become 100% vested if they are participants in the plan and are employed by Company after reaching age 60. The plan was closed to new hires on January 1, 2007 and was frozen on May 15, 2009.

If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity commencing at an early or normal retirement date. If participants are active with 10 or more years of service, the death benefit is 50% of the accrued benefit and commences immediately. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

As of December 31, 2011, Mr. Plumeri had approximately 11 years of vesting service. The accrued annual benefit for Mr. Plumeri, payable as a normal-form annuity beginning on January 1, 2012, is $56,184 (Mr. Plumeri is over 65). At this retirement age, the years of vesting service and annual maximum average salary for Mr. Plumeri are approximately 11 years and $202,000, respectively.

As of December 31, 2011, Mr. Hearn had approximately 18 years of vesting service. The accrued annual benefit for Mr. Hearn, payable as a normal-form annuity beginning at age 65 is $79,255. At a retirement age of 65, the years of vesting service and annual maximum average salary for Mr. Hearn are approximately 29 years and $200,897, respectively. Mr. Hearn can retire early with an unreduced accrued benefit as of February 1, 2019, assuming he remains employed to that date.

As of December 31, 2011, Mr. Krauze had approximately 15 years of vesting service. The accrued annual benefit for Mr. Krauze, payable as a normal-form annuity beginning at age 65 is $62,043. At a retirement age of 65, the years of vesting service and annual maximum average salary for Mr. Krauze are approximately 28 years and $201,001, respectively. Mr. Krauze can retire early with an unreduced accrued benefit as of February 1, 2022, assuming he remains employed to that date.

Also, Willis North America, Inc. has a 401(k) Plan covering its eligible employees and those of its subsidiaries. Shares are available as an investment option to participants in the Willis 401(k) Retirement Savings Plan. In order to provide the opportunity to accumulate retirement income and improve retention, the Company has reinstated a matching contribution (which was suspended in recent years) to the 401(k) Plan effective as of January 1, 2011. The matching contribution was made on December 31, 2011 for eligible employees who were still employed by the Company on that date.

Willis Pension Scheme (UK) — The Group also maintains a U.K. retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006. In 2006, it was replaced by a defined contribution plan for new employees. The Willis Pension Scheme (UK) provides members with a pension of up to two thirds of pensionable remuneration on normal retirement age. Normal retirement age is 65 for all benefits accruing after July 1, 2011. Some rights earned before July 1, 2011 can be drawn at the age of 60 on a reduced basis. Members accrue pension at a rate of  1/50th or  1/60th of pensionable remuneration, depending on grade and when they first joined the Willis Pension Scheme (UK), in each case subject to a maximum of two-thirds of pensionable remuneration on retirement. Other members may have different accrual rates due to individual circumstances, such as continuation of existing benefits on joining. Members contribute 10% of their pensionable remuneration.

Pensionable remuneration is based on full basic salary less an offset in respect of the U.K. State Pension, currently £5,381, in the case of most members. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, is subject to a cap, currently £129,600. On death, pensions based on one half of the members’ pensions are payable to a surviving spouse.

The UK defined contribution plan is a series of individual investment policies established in the names of members and administered by a third party to which the Group contributes.

Rest of World — Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

The following table sets forth the retirement benefits that may be received by the named executive officers that participate in a defined benefit pension scheme:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($’000)	Payments During Last Fiscal Year ($)
J. Plumeri	Willis North America Inc. Pension Plan	11	625	—
P. Hearn	Willis North America Inc. Pension Plan	18	733	—
V. Krauze	Willis North America Inc. Pension Plan	15	515	—

Non-Qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation to be received by Mr. Plumeri (Chairman and CEO) and Mr. Krauze. None of the other named executive officers receives deferred compensation.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
J. Plumeri	800,000	(1)	—	(28,530	)(2)	—	7,516,126
V. Krauze	—		—	22,167		—	1,095,756

(1)	Effective from October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. Actual payments into the plan are made after deducting Social Security and Medicare Taxes from the $800,000 annual credit.
(2)	Aggregate earnings are included in Mr. Plumeri’s Change in Pension Value in the “Summary Compensation” table. For 2011, investment earnings of $747 were offset by Social Security and Medicare taxes totaling $29,277.

Chairman and Chief Executive Officer’s Employment Agreement

In 2009, the Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Joseph J. Plumeri’s continued services as the Company’s Chairman and Chief Executive Officer until at least July of 2013. In addition, Mr. Plumeri and the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. At the time, two members of the Compensation Committee, Sir Roy Gardner and James McCann, participated in all discussions with Mr. Plumeri regarding his employment agreement and were advised by the Compensation Committee consultant, Frederick W. Cook & Co., Inc., during the negotiations. As a consequence, after receiving unanimous Board approval, on January 15, 2010, Willis North America, Inc., a subsidiary of the Company, entered into an amended and restated employment agreement with Mr. Plumeri.

Mr. Plumeri agreed to extend the term of his employment for approximately 27 additional months until July 7, 2013. Either party may terminate Mr. Plumeri’s employment at an earlier time by giving 90 days prior written notice. Pursuant to the amended employment agreement, Mr. Plumeri’s base salary of $1,000,000, which has not increased since he joined Willis in October 2000, will be maintained. Similarly, Mr. Plumeri will continue to be eligible to receive an annual incentive compensation award, subject to the achievement of performance targets to be determined by the Compensation Committee. This is consistent with Mr. Plumeri’s and the Company’s shared view that his incentive will be best aligned with the interest of the shareholders if a majority of his annual compensation is tied to the Company’s performance. Except for the pro-rata award for 2013 or as otherwise determined by the Compensation Committee and the Board of Directors, his annual incentive compensation will continue to be paid 50% in cash and 50% in RSUs. Mr. Plumeri will also continue to receive the same annual deferred compensation credit of $800,000 for each year he continues to be employed by Willis North America, Inc., which is made to a non-qualified deferred compensation plan on his behalf.

In the interest of complying with best pay practices, Mr. Plumeri agreed to a number of significant changes to his prior employment agreement. In the event of a Change of Control (as defined in his 2010 employment agreement), Mr. Plumeri’s prior agreement permitted him to voluntarily terminate his employment and receive severance. Effective January 1, 2010, in the event of a Change of Control, Mr. Plumeri can no longer voluntarily terminate and receive severance and instead will only be eligible for severance if he is involuntarily terminated (without Cause) or terminates employment for Good Reason (each as defined in his 2010 employment agreement). Effective upon the expiration of the term of his prior employment agreement, which occurred on April 28, 2011, the Company is no longer required to reimburse Mr. Plumeri for any excise taxes imposed upon him under Section 4999 of the Internal Revenue Code (“golden parachute” excise taxes) or penalty taxes imposed upon him under Section 409A of the Internal Revenue Code relating to the deferral of compensation. Mr. Plumeri also agreed, effective January 1, 2010, to remove provisions requiring the Company to provide similar tax reimbursement (gross up) payments in respect of income taxes imposed on him relating to reimbursements for expenses and legal fees.

In consideration for the changes noted above, the Compensation Committee and the Board of Directors amended Mr. Plumeri’s employment agreement to provide that Mr. Plumeri would receive a grant of RSUs in 2010 that would vest only upon the achievement of performance and time-based vesting criteria to be determined by the Compensation Committee (but that are consistent with the performance criteria and time vesting schedule granted for other senior executives). They have a grant date value of $6,000,000, and will vest in equal parts over a three-year period. At the time of the execution of the employment agreement, it was the expectation and intent of the Compensation Committee to award Mr. Plumeri grants of comparable value and containing comparable terms in 2011 and 2012, subject to the Compensation Committee’s good faith evaluation of changes in circumstances of the Company, the performance of the Company and the performance of Mr. Plumeri that justifies an alternative vehicle or amount of grant. Accordingly, a similar $6,000,000 grant of performance-based RSUs was made in 2011 which vest in equal parts over a two-year period.

As stated above, Mr. Plumeri will continue to be eligible to receive an annual bonus tied to performance goals established in good faith by the Compensation Committee. As an added incentive, the threshold, target and maximum bonus payout percentages are 250%, 375%, and 500% of base salary (increased from 225%, 337% and 450%, respectively). If WNA terminates Mr. Plumeri’s employment without Cause or Mr. Plumeri terminates his employment for Good Reason, he is entitled to a lump sum payment equal to $4,000,000 in lieu of the prior provision which provided for a payment equal to the lesser of $4,000,000 and $2,000,000 multiplied by a fraction, the numerator of which was the number of months of employment remaining until April 2011 and the denominator of which was 12. If Willis North America, Inc. terminates Mr. Plumeri’s employment without Cause or if Mr. Plumeri terminates his employment for Good Reason within six months prior to or within 24 months following a Change of Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs in lieu of the prior provision which provided for a payment equal to $6,000,000.

In addition, in the event of any termination of employment without Cause or for Good Reason, Mr. Plumeri will continue to be entitled to accrued benefits earned prior to termination but not yet paid. The accrued benefits include: unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a prorated bonus for the year in which the termination occurs based upon actual performance achieved for that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses. Mr. Plumeri will also continue to be entitled to have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

If Mr. Plumeri’s employment is terminated for any other reason, he remains only entitled to his accrued benefits, provided that if Mr. Plumeri terminates his employment without Good Reason following a Change of Control, he is entitled to be credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

The 2010 employment agreement also contains certain confidentiality, non-compete and non-solicitation covenants and provisions relating to Mr. Plumeri’s termination of employment.

Other Named Executive Officers’ Employment Agreements

Each of the other named executive officers’ have an employment agreement with a subsidiary of the Company. Each agreement provides for an annual salary which is subject to review and for 2011 is set forth in the “Compensation Tables — Summary Compensation Table”. The officers also participate in the AIP which provides for an annual incentive compensation award dependent on both Company and personal performance. As set forth below, some of these agreements provide for minimum guaranteed annual incentive compensation awards. Each of the employment agreements also contain certain confidentiality, non-compete and non-solicitation covenants.

Mr. Neborak’s employment agreement provides for a base salary of $500,000. In the event Mr. Neborak is terminated without cause, he will receive severance pay equal to 12 months of base salary. In the event of a change of control, all of his earned and unvested RSUs and options will immediately vest. The Company has also entered into a separate restrictive covenant agreement with Mr. Neborak which provides, in part, that we may require that Mr. Neborak refrain from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of employment, in exchange for monthly payments equivalent to his base salary and the provision of continued medical coverage during such period.

Mr. Hearn’s employment agreement, which became effective as of January 24, 1994, was amended effective as of January 1, 2011 due to competitive market pressures. The amended employment agreement provides for an initial term ending on January 1, 2014 and two one-year extended terms ending on January 1, 2015 and January 1, 2016. The amended employment agreement provides for a base salary of $750,000 and, subject to Mr. Hearn’s continued employment, annual incentive awards of $1,750,000 during each year of the initial and extended terms. Mr. Hearn’s annual incentive awards will be made in the form of cash, unless Mr. Hearn requests within a reasonable amount of time that such payments be made in the form of equity (including RSUs or other available instruments). After the extended term of his amended employment agreement (if applicable), base salary and annual incentive awards made under the AIP will be within the Company’s discretion. Both Mr. Hearn and the Company may terminate the agreement upon 30 day’s prior written notice. If Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason (each as defined in the amended employment agreement) prior to January 1, 2014, Mr. Hearn will be entitled to receive a severance payment equal to the greater of (i) his base salary and annual incentive awards due to him during the remainder of the initial term or (ii) 12 months of base salary and the annual incentive award for the year in which his termination occurs. If Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason during the period between January 1, 2014 and January 1, 2016, Mr. Hearn will be entitled to receive a severance payment equal to 12 months of base salary and the annual incentive award for the year in which his termination occurs. Further, in the event Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason at any time the termination shall be treated as a redundancy under the terms of Mr. Hearn’s annual incentive awards and, as a result, the forfeiture provisions in his annual incentive awards will lapse. The Company has also entered into a separate restrictive covenant agreement with Mr. Hearn which prevents him from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of employment, during which the Company will make monthly payments equivalent to his base salary and provide for continued medical coverage.

Mr. Sullivan’s employment agreement provides for a base salary of $750,000 and for a 2011 annual incentive compensation award of no less than $750,000 and no greater than $1,125,000. Pursuant to the terms of the agreement, in 2011 he received 50,000 RSUs subject to the achievement of 2011 performance targets. In the event he is terminated without Cause (as defined in the employment agreement), he will receive severance pay equal to 12 months of base salary and an amount equal to 12 months of COBRA medical coverage premiums, in exchange for which he has agreed to execute a severance agreement and release providing for certain non-solicitation and non-competition restrictions.

Mr. Krauze’s employment agreement and promotion letter provide for a base salary of $625,000 and for a 2011 annual incentive compensation award of no less than $750,000. Pursuant to the terms of the agreements, in 2011 he received 25,000 time-based RSUs. The Company may terminate his employment agreement at any time by providing him 30 days’ prior written notice. In the event he is terminated without Good Cause (as defined in the promotion letter), he will receive severance pay equal to 12 months of base salary and an amount equal to six months of COBRA medical coverage premiums. Further, the agreements provide that if we desire Mr. Krauze to refrain from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of employment, the Company will make monthly payments equivalent to his base salary. Such payments may be reduced by the amount of any other post-employment payments paid to Mr. Krauze, including any severance payments paid to him in connection with a termination without Good Cause.

Potential Payments to the Chairman and CEO Upon Termination or Change of Control

The following table shows the estimated payments and benefits that our Chairman and CEO would have received if his employment had terminated or a Change of Control (defined below) occurred on December 31, 2011.

Joseph J. Plumeri	Severance ($)	Deferred Compensation ($)	Accrued Amounts ($)(4)	Total Payments on Termination ($)	Intrinsic Value of Unvested Share-Based Awards ($)(5)
Termination by the Company without Cause, by the officer with Good Reason(1)	4,000,000	8,731,468	1,584,132	14,315,601	12,700,055
Termination on Change of Control(2)(7)	9,500,000	8,731,468	1,584,132	19,815,601	12,700,055
Termination for Other Reasons(3)(7)	—	8,731,468	1,584,132	10,315,601	12,700,055
Change of Control(6)(7)	—	—	—	—	—

(1)	Mr. Plumeri’s 2010 employment agreement provides that if he is terminated by the Company without Cause or by himself for Good Reason he will be entitled to a lump sum payment equal to $4,000,000 in addition to any accrued benefits. The accrued benefits include: unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a pro rata bonus for the year in which the termination occurs based on the performance achieved in that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses.

He will also have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure, the full amount accrued under the deferred compensation plan will become payable.

Further, the service requirements for the RSUs granted to Mr. Plumeri on May 5, 2009, May 3, 2010 and May 2, 2011 would be waived.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2011, and assuming the Board has exercised its discretion to waive the performance requirements applicable to Mr. Plumeri’s unvested RSUs.

(2)	Mr. Plumeri’s 2010 employment agreement provides that in the event the Company is subject to a Change of Control and Mr. Plumeri’s employment is terminated by the Company (or a successor company) without Cause or by himself for Good Reason within six months prior to or within 24 months following such Change of Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs. Mr. Plumeri will also continue to be entitled to receive the accrued benefits described in (1) above and he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure, the full amount accrued under the deferred compensation plan will become payable.

Further, in the event the Company is subject to a Change of Control and Mr. Plumeri’s employment is terminated by the Company without Cause or by him for Good Reason, the RSUs granted to Mr. Plumeri on May 5, 2009, May 3, 2010 and May 2, 2011 would vest in full.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2011 by reason of Change of Control, including the value of Mr. Plumeri’s unvested RSUs.

(3)	Where the employment is terminated by the Company for any reason other than as described in (1) and (2) above, including Disability, mutual retirement and retirement, Mr. Plumeri will be entitled to receive the accrued benefits, as described in (1) above including the right to receive the full amount accrued under the deferred compensation plan. Pursuant to Mr. Plumeri’s amended employment agreement, if he terminates his employment without Good Reason following a Change of Control, he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure the full amount accrued under the deferred compensation plan will become payable.

In the event Mr. Plumeri’s termination was due to death, Disability or mutual retirement, the service requirements for the RSUs granted on May 5, 2009, May 3, 2010 and May 2, 2011 would be waived.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2011 for any reason other than described in (1) and (2) above, except for Cause, and assuming the Board exercised its discretion to waive the performance requirements applicable to Mr. Plumeri’s unvested RSUs.

(4)	It has been assumed for this calculation that the Board, through the Compensation Committee, would have determined that Mr. Plumeri be paid a cash award in an amount equal to his full 2011 annual incentive award.
(5)	In addition to the above, it has been agreed that Mr. Plumeri will still retain the benefit of the Company’s directors and officers insurance relating to his services for the period up to and including his date of departure where termination of employment is without Cause or for Good Reason or Change of Control. Also, under the U.S. Pension Plan, in the event of termination of employment for any of the above reasons, Mr. Plumeri will receive the same benefit as other plan participants terminated for similar reasons. For more information please see “Executive Compensation — Compensation Discussion and Analysis — Pension Benefits.”
(6)	The occurrence of a Change of Control will not trigger any cash payments to Mr. Plumeri, however, the performance requirements applicable to Mr. Plumeri’s RSUs, to the extent not already achieved, would be waived. In addition, upon a Change of Control, the Board has discretion to waive the service requirements applicable to Mr. Plumeri’s RSU awards. For the purpose of this section, it has been assumed that such discretion has been exercised.

(7)	The terms “Cause”, “Good Reason”, “Disability”, “mutual retirement” and “retirement” are used as defined in Mr. Plumeri’s employment agreement. The term “Cause” includes, among other things, conviction of a felony, willful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct. The term “Good Reason” includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to Mr. Plumeri of any duties materially inconsistent with his position or any material breach of his contract of employment by the Company.

“Change of Control” is defined in Mr. Plumeri’s agreement as:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company;
(b)	occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;
(c)	the failure of the Company to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis North America, Inc. (or the successor entity owning all or substantially all of the assets previously owned by Willis North America, Inc. if such assets are transferred);
(d)	a merger, consolidation or other corporate transaction of the Company (a “Transaction”) such that the shareholders of the Company immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction;
(e)	the sale of all or substantially all of the assets of the Company; or
(f)	approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company.

Mr. Plumeri’s 2010 employment agreement further provides that the definition of “Change of Control” may be narrowed in some circumstances, to the extent necessary to comply with Section 409A of the Internal Revenue Code.

Potential Payments to Named Executive Officers other than the Chairman and CEO Upon Termination or Change of Control

The following table sets forth the estimated payments and benefits our named executive officers other than the Chairman and CEO would have received assuming the named executive officer was terminated or a change of control occurred on December 31, 2011.

Name	Severance ($)	Value of Unvested Deferred Cash Awards ($)	Total Payments on Termination ($)	Welfare/ Other ($)	Intrinsic Value of Unvested Share-Based Awards ($)(1)
Michael Neborak
Termination by the Company without Cause(2)(5)	500,000	562,500	1,062,500	17,628	415,703
Termination by the Company without Cause on a Change of Control(3)	500,000	562,500	1,062,500	17,628	415,703
Termination for Other Reasons(4)(5)	500,000	562,500	1,062,500	17,628	415,703
Change of Control(6)	—	562,500	562,500	—	415,703
Peter Hearn
Termination by the Company without Cause(2)(5)	7,500,000	375,000	7,875,000	16,241	1,892,931
Termination by the Company without Cause on a Change of Control(3)	7,500,000	375,000	7,875,000	16,241	1,892,931
Termination for Other Reasons(4)(5)	750,000	375,000	1,125,000	16,241	1,892,931
Change of Control(6)	—	375,000	375,000	—	1,892,931
Martin Sullivan
Termination by the Company without Cause(2)	750,000	—	750,000	26,432	3,889,700
Termination by the Company without Cause on a Change of Control(3)	750,000	—	750,000	26,432	3,889,700
Termination for Other Reasons(4)	—	—	—	—	3,889,700
Change of Control(6)	—	—	—	—	3,889,700
Victor Krauze
Termination by the Company without Cause(2)	625,000	750,000	1,250,000	6,327	1,917,299
Termination by the Company without Cause on a Change of Control(3)	625,000	750,000	1,250,000	6,327	1,917,299
Termination for Other Reasons(4)(5)	625,000	750,000	1,250,000	6,327	1,917,299
Change of Control(6)	—	750,000	750,000	—	1,917,299

(1)	Mr. Sullivan’s November 1, 2010 RSU award vests in full upon a termination of employment by the Company without Cause. “Cause” is defined as (i) gross and or chronic neglect of duties, (ii) conviction of a felony or misdemeanor involving moral turpitude, (iii) material willful dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency, (v) violation of the restrictive covenant provisions in an employment agreement or other agreement with the Company, (vi) material breach of any material duty owed to the Company, including, without limitation the duty of loyalty, (vii) material breach of any other material obligations under an employment or other agreement with the Company, (viii) material breach of the Company’s code of ethics, (ix) failure to achieve reasonable performance goals as specified by the Company or (x) failure to maintain any insurance or license necessary for the performance of duties to the Company. The Board may, in its discretion, accelerate each of the other unvested option, RSU and deferred cash awards held by Messrs. Hearn, Krauze, Neborak and Sullivan upon a termination of employment by the Company without cause.

For purposes of this section, it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Hearn, Krauze, Neborak and Sullivan to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2011.

(2)	Messrs. Neborak and Sullivan have entered into employment agreements with the Company dated July 6, 2010 and September 7, 2010, respectively. The agreements provide that in the event either executive is terminated without Cause (as defined in footnote 2 above), the executive will receive severance pay equal to 12 months of base salary. In addition, Mr. Sullivan will receive and an amount equal to 12 months of COBRA medical coverage premiums.

Mr. Hearn’s employment agreement was amended as of January 1, 2011 to provide that in the event that Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason prior to January 1, 2014, Mr. Hearn will receive a severance payment equal to the greater of (i) his base salary and annual incentive awards due to him through January 1, 2014 or (ii) 12 months of base salary and the annual incentive award for the year in which his termination occurs. If Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason after January 1, 2014 but no later than January 1, 2016, Mr. Hearn will receive a severance payment equal to 12 months of base salary and the annual incentive award for the year in which his termination occurs. Further, in the event Mr. Hearn is terminated by the Company without Good Cause or by Mr. Hearn with Good Reason at any time the termination shall be treated as a redundancy under the terms of Mr. Hearn’s annual incentive awards and the forfeiture provisions will lapse. “Good Cause” is defined as (i) gross and/or chronic neglect of duties, (ii) conviction of a felony or misdemeanor involving moral turpitude; (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment; (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency; (v) material breach of any duty owed to the Company, including without limitation, the duty of loyalty; (vi) violation of the restrictive covenant provisions contained in any agreement with the Company; (vii) material breach of any of the other material obligations under any agreement with the Company; (viii) any material breach of the Company’s Code of Ethics; (ix) failure to achieve reasonable performance and/or production goals as specified by the Company or (x) failure to maintain any insurance or other license necessary to the performance of the executive’s duties. “Good Reason” is defined as (i) a material diminution in the executive’s status, position, authority, or duties which in the executive’s reasonable judgment, (ii) a material reduction in monthly base salary or (iii) a material breach by the Company of any material provision of the executive’s employment agreement.

Mr. Krauze entered into an employment agreement and promotion letter with Willis North America Inc., a subsidiary of the Company, each dated April 21, 2011. The agreements provide that Mr. Krauze’s employment may be terminated at any time upon 30 days’ prior written notice. In addition, in the event that Mr. Krauze is terminated without Good Cause, he will receive a severance payment equal to 12 months of base salary and an amount equal to six months of COBRA medical coverage premiums. “Good Cause” is defined as (i) gross neglect of duties, (ii) conviction of a felony, (iii) dishonesty, embezzlement, or fraud by the executive in connection with his employment, (iv) the issuance of any final order for the executive’s removal as an associate of the Company by any state or federal regulatory agency, (v) material willful breach the “Confidential Information and Work for Hire” or “Employee Loyalty, Non-competition and Non-solicitation” provisions in the executive’s employment agreement, (vi) any material breach of the Company’s Code of Ethics, or (vii) failure to maintain any insurance or other license necessary to the performance of the executive’s duties.

(3)	The occurrence of a Change of Control will not trigger any automatic cash payments to Messrs. Hearn, Krauze, Neborak or Sullivan, however, the deferred cash awards held by the executives may, in the discretion of the Compensation Committee, vest and become payable. Further, as described below, certain option and RSU awards held by the executives will vest. The amounts payable to Messrs. Hearn, Neborak or Sullivan in respect of termination of employment following a Change of Control would be calculated on the same basis described in Termination by the Company without Cause above.

Mr. Neborak’s employment agreement provides that in the event of Change of Control all of his RSUs and options will immediately vest in full.

The RSU awards granted to Messrs. Krauze and Hearn on May 5, 2009 automatically vest in full upon the occurrence of a Change of Control in accordance with the terms of the RSU award agreements. The option awards granted to Messrs. Hearn, and Krauze on May 6, 2008 automatically vest in full upon the occurrence of a Change of Control pursuant to the Company’s 2008 Plan, to the extent such awards are not assumed or substituted. In the event those option awards are not assumed or substituted, such options generally vest in full upon a participant’s termination of employment occurring within 24 months following the Change of Control.

All other RSU and option awards may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For purposes of the option and RSU awards, “Change of Control” is defined as (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of the common shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding common shares of the Company; and (ii) occupation of a majority of the seats (other than vacant seats) on the Board of the Company by persons who were neither (a) nominated by the Company’s Board nor (b) appointed by directors so nominated.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Hearn, Krauze, Neborak and Sullivan to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU deferred cash awards held by the executives as of December 31, 2011.

(4)	The unvested option, RSU and deferred cash awards held by Messrs. Hearn, Krauze, Neborak and Sullivan each vest in full upon a termination of employment due to death or permanent disability; provided, that, performance-based option and deferred cash awards only vest to the extent that performance targets have been achieved on the date of termination of employment. In addition, the Board, in its sole discretion, may accelerate the vesting of all option, RSU and deferred cash awards upon a termination of employment due to retirement.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Hearn, Krauze, Neborak and Sullivan to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2011.

(5)	Messrs. Neborak and Hearn entered into restrictive covenant agreements with the Company, effective on August 2, 2010 and May 6, 2008, respectively. The agreements provide, in part, that for a period of 12 months directly following the officers termination of employment for any reason the executive must refrain from working for, engaging or generally having a financial interest in certain of the Company’s competitors. During the non-compete period the Company is obligated to make payments to the officer equal to the base salary payments the executive would have received if he had remained in the Company’s employ during such period. In addition, the Company is required to pay for the cost of the officer’s medical coverage during the non-compete period. The Company may elect to shorten the non-competition period for Mr. Neborak, in which case the Company would only be obligated to provide the officer with the base salary payments and medical benefits described above during the shortened non-compete period.

Mr. Krauze’s employment agreement and promotion letter similarly provide that for a period of up to 12 months directly following Mr. Krauze’s termination of employment for any reason the executive must refrain from working for, engaging or generally having a financial interest in certain of the Company’s competitors. During the non-compete period the Company is obligated to make payments to Mr. Krauze equal to the base salary payments the executive would have received if he had remained in the Company’s employ during such period. Such payments may be reduced by the amount of any other post- employment payments paid to Mr. Krauze, including any severance payments paid to him in connection with a termination without Good Cause. Further, the Company may elect to shorten the non-competition period, in which case the Company would only be obligated to provide Mr. Krauze with the base salary payments described above during the shortened non-compete period.

The table above shows the payments the officer would have received had a termination of employment taken place on December 31, 2011, assuming that payments and benefits were provided for the full 12 month non-compete period.

(6)	The occurrence of a Change of Control will not trigger any automatic cash payments to Messrs. Hearn, Krauze, Neborak or Sullivan. However, as described in Termination by the Company on Change of Control above, certain option and RSU awards held by the executives automatically vest in full upon the occurrence of a Change of Control and the deferred cash and all other option and RSU awards held by the executives may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For the purpose of this section, it has been assumed that the Company has exercised its discretion to fully vest the option, RSU and deferred cash awards (at the target level of achievement) held by Messrs. Hearn, Krauze, Neborak or Sullivan to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option, RSU and deferred cash awards held by the executives as of December 31, 2011.

Director Compensation

In 2011, all directors, other than Mr. Plumeri, received a director’s cash fee of $100,000 per annum. In addition, the Chairman of the Compensation Committee, the Chairman of the Governance Committee and the Chairman of the Risk Committee each receive a further cash fee of $20,000 per annum; the Chairman of the Audit Committee receives a further cash fee of $30,000 per annum; and other members of the Audit Committee receive a further cash fee of $10,000 per annum. The Presiding Independent Director receives a further cash fee per annum of $35,000. Senator Bradley has waived his $35,000 fee for serving as the Presiding Independent Director in 2011.

Sir Jeremy Hanley receives an additional director’s fee of £50,000 (pounds sterling) per annum in connection with his appointment as a member of the board of directors of Willis Limited, the Willis Group’s principal insurance broking subsidiary outside of the USA, which he has held since March 12, 2008. He also serves on the audit committee of the board of directors of Willis Limited. In 2011, this fee was increased from £20,000 (pounds sterling) per annum, effective May 1, 2011, as a result of his increased responsibilities on the Willis Limited board of directors.

In addition, as part of their annual fee, each non-employee director who is elected at the Company’s Annual General Meeting of Shareholders receives time-based equity equivalent in value to $100,000 based on the closing price of the Company’s shares as quoted on the NYSE on the date of grant that vest in full on the one-year anniversary of the grant date. On May 2, 2011, the non-employee directors received 2,409 RSUs that will vest in full on May 2, 2012. If the Willis Group Holdings Public Limited Company 2012 Equity Incentive share is not adopted by shareholders at the 2012 Annual General Meeting of Shareholders, we will not be able to grant time-based equity awards to our non-employee directors as part of their annual fee.

The outside directors were previously subject to share ownership guidelines which previously required each of them to hold shares, including vested share grant awards, equal to $225,000 within five years of the date of appointment. In October 2011, the directors adopted more stringent guidelines requiring outside directors to hold Company shares equal to the lesser of 3.5 times the directors’ cash retainer of $100,000 (i.e., $350,000) or 10,000 shares. Ordinary shares, deferred shares, share equivalents, RSUs and restricted shares count toward satisfying the guidelines, but options to purchase shares do not. Each director is prohibited from transferring these shares until six months after he or she leaves Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards), but is permitted to transfer any shares in excess of this amount. In the event an outside director has not acquired this threshold of shares, he or she is prohibited from transferring any Company shares (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the case of financial hardship, the ownership guidelines would be waived until the hardship no longer applies or such appropriate time as the Compensation Committee determines.

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of the Company during 2011.

Name of Non-Employee Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	Share Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William Bradley(3)	120,000	—	99,998	—	219,998
Joseph Califano, Jr.	100,000	—	99,998	7,590	207,588
Anna Catalano	100,000	—	99,998	—	199,998
Sir Roy Gardner	120,000	—	99,998	—	219,998
Sir Jeremy Hanley(4)	110,000	—	99,998	—	209,998
Robyn Kravit	110,000	—	99,998	31,485	241,483
Jeffrey Lane	100,000	—	99,998	—	199,998
Wendy Lane	130,000	—	99,998	9,974	239,972
James McCann	100,000	—	99,998	—	199,998
Douglas Roberts	130,000	—	99,998	19,689	249,687
Michael Somers	100,000	—	99,998	—	199,998

(1)	Each of the directors received 2,409 RSUs on May 2, 2011 which will vest in full on May 2, 2012. The value shown is the full fair value as at the date of grant.
(2)	In connection with the Company’s redomicile to Ireland, the Company agreed to indemnify any director in the event they may need to pay additional taxes as a result of the redomicile. The above amounts reflect the gross-up payment made to the non-employee directors in 2011 in connection with taxes paid by them for the 2010 fiscal year. The Company also hired Ernst & Young in Dublin, Ireland to prepare the directors’ Irish 2011 tax returns which is expected to be less than $50,000 in the aggregate.
(3)	Senator Bradley has waived his $35,000 fee for serving as the Presiding Independent Director in 2011.
(4)	As noted above, Sir Jeremy Hanley receives an additional director’s fee of £50,000 (pounds sterling) per annum (increased from £20,000 (pounds sterling) per annum effective May 1, 2011) in connection with his appointment as a director of a subsidiary of the Company.

As of December 31, 2011, the non-employee directors owned the following options to purchase shares and RSUs (which include any RSUs, the settlement of which has been deferred): Mr. Bradley held 3,770 RSUs; Mr. Califano held 5,598 RSUs; Ms. Catalano held 30,000 options and 3,770 RSUs; Sir Roy Gardner held 30,000 options and 2,409 RSUs; Sir Jeremy Hanley held 30,000 options and 5,598 RSUs; Ms. Kravit held 3,770 RSUs; Mr. Lane held 2,409 RSUs; Ms. Lane held 2,409 RSUs; Mr. McCann held 3,770 RSUs; Mr. Roberts held 5,598 RSUs; and Mr. Somers held 2,409 RSUs.

In addition to the foregoing options, 75,000 options held by Mr. Bradley, 30,000 options held by Mr. Califano, 30,000 options held by Ms. Lane (17,500 of which are beneficially owned by Ms. Lane’s ex-husband pursuant to domestic relations order), 30,000 options held by Mr. McCann, and 30,000 options held by Mr. Roberts, have been amended such that they will receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price.

For more information regarding the number of shares beneficially owned by each director as of March 1, 2012, see the section entitled “Security Ownership — Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, including the “Compensation Discussion and Analysis,” the “Summary Compensation” table and related tables and disclosure (also referred to as “say-on-pay”).

The Company’s objective is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive and includes substantial financial services companies. We also aim to incent our executives to improve their individual performance with the objective of improving the Company’s performance, and as a result, create value and wealth for our shareholders. These objectives form the basis of the Company’s compensation philosophy.

Our fiscal year 2011 financial performance was a key factor in the compensation decisions and outcomes for the year. Financial highlights for 2011 include achieving:

•	Reported EPS of $1.15 and Adjusted EPS from continuing operations of $2.74.
•	4% reported growth in commissions and fees compared with 2010 and 2% organic growth in commissions and fees compared with 2010.
•	Reported Operating Margin of 16.4% and Adjusted Operating Margin of 22.5%.
•	A total return for shareholders for the year of 15%, which exceeded the total shareholder return for the Standard & Poor’s 500 Index and the Standard & Poor’s Index of insurance stocks.

We refer to Adjusted EPS, organic growth in commissions and fees and Adjusted Operating Margin, which are Non-GAAP financial measures. A reconciliation to our GAAP information can be found on pages 31, 32 and 37 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended 2011, filed with the SEC on February 29, 2012.

Key features and highlights of our executive compensation program are:

•	Base salary levels are generally positioned at and around the median level in our peer group companies and salary adjustments are made only to reflect changes in responsibilities or when competitive market conditions warrant.
•	Annual and/or long-term incentive compensation rather than base pay is used to reward exceptional performance by our executive officers. The objective is to consider each executive officer’s total compensation in the context of compensation paid to similarly-situated executives in our peer group companies, considering the scope of the role, the individual’s level of expertise and other market factors as well both the performance of the individual and the Company.
•	Annual incentive compensation awards are intended to retain our executive officers as well as to provide short-term performance-driven wealth creation.
•	Annual incentive compensation awards are based, in a large part, on the Company’s achievement of certain financial metrics that the Company believes best represent how it manages its profitability (through the use of Adjusted Operating Margin) and enhances the growth and shareholder value (as measured by Adjusted EPS) and are aligned with the financial metrics included in annual incentive compensation awards for other employees in the Company or one of its subsidiaries.
•	Annual incentive compensation awards are currently being paid entirely in the form of cash retention awards to the named executive officers, except to the Chairman and CEO who receives 50% in cash and 50% in RSUs pursuant to the terms of his 2010 employment agreement. From time to time, the Company may pay a portion of annual incentive compensation awards in the form of RSUs provided there is sufficient available share capacity.

•	Grant of equity awards are made primarily in the form of performance-based options and performance-based RSUs in order to align the executive officers’ interests with those of our shareholders. They are based on the achievement of the same financial metrics as all other employees in the Company or one of its subsidiaries who receive performance-based equity. Due to the limited availability of RSUs, in 2011 the Company implemented the 2011 LTI Program for named executive officers (other than the CEO) and other senior leaders whereby the Company granted performance-based options and cash-based awards. In order to both reward performance and help ensure retention, a portion of the cash-based awards were performance-based and a portion were time-based.
•	We are seeking approval for a new 2012 equity plan so that both performance-based and time-based RSUs will be available as part of our long-term incentive compensation strategy going forward.
•	We maintain significant share ownership guidelines for all of our executive officers.
•	An independent Compensation Consultant is retained by our Compensation Committee, consistent with companies with whom we compete for talent.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of how the Company’s compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our shareholders to vote “FOR” the following resolution:

“RESOLVED”, that the shareholders of Willis Group Holdings Public Limited Company approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, including the “Compensation Discussion and Analysis”, the “Summary Compensation” table and related tables and disclosure.

The advisory vote will not be binding on the Compensation Committee or the Board of Directors. However, they will consider the outcome of the vote and take into consideration any concerns raised by investors when determining future compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the overall executive compensation of our named executive officers, described in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR

ADOPTION OF THE WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

At the Annual General Meeting of Shareholders, our shareholders are being asked to approve the adoption of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”). Upon the recommendation of the Compensation Committee, our Board of Directors has unanimously approved the adoption of the 2012 Plan on February 8, 2012, subject to shareholders' approval. Until it is approved by our shareholders, the 2012 Plan, by its terms, is not effective and no awards may be granted under the 2012 Plan.

As our directors and executive officers are eligible to participate in the 2012 Plan, they have a significant interest in this matter.

Background

In order to achieve substantial shareholder value, we must continue to attract and retain extremely qualified and talented professionals in a highly competitive financial services market. At the same time, we need to incent our employees to deliver on our strategy generally — and our financial targets in particular — for the optimum benefit of our shareholders.

Our compensation philosophy traditionally has utilized long-term incentives as the most significant element of our executives' compensation, particularly that of our executive officers. This historically has been achieved in practice through the use of conventional share award grants — primarily share options and RSUs — that have vested as a product of employment retention and/or the achievement of specific financial goals.

If the 2012 Plan is not approved, then alternative and what we believe to be less effective compensation programs, will need to be identified to incent our executives, employees and other persons who would have otherwise participated in the 2012 Plan. Our competitors utilize a full range of equity-based long-term incentive vehicles and the absence of these vehicles could put the Company at a severe competitive disadvantage. Our 2001 Plan expired in May 2011. As such, we no longer have a vehicle to grant retention-based awards to employees of the Company and its subsidiaries or to grant options under country-specific sub-plans, such as our UK Sharesave Sub-Plan. Participation in such sub-plan had traditionally been offered to our employees in the United Kingdom. We also no longer have any equity to grant time-based equity awards to our non-employee directors as part of their annual fee.

The 2012 Plan provides the Compensation Committee with the flexibility to design incentive awards that are responsive to our needs. It includes authorization for a variety of awards designed to attract and retain the best available personnel, to provide additional incentives to our employees, executives and non-employee directors, and to promote the success of our business by providing such individuals with an incentive for outstanding performance to realize superior returns for our shareholders. These awards include share options, share appreciation rights, restricted shares and RSUs, as well as equity awards that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

We have historically granted equity awards under various of our equity plans, including our 2008 Plan and on a limited basis under the 2007 HRH Plan.

If the 2012 Plan is approved by our shareholders, no further awards will be made under the 2008 Plan and shares available for future grant under the 2008 Plan will become available for grant of time-based or performance-based awards under the 2012 Plan, including shares subject to outstanding equity awards under the 2008 Plan that become available for future grant as a result of the forfeiture, expiration or termination of such awards under the 2008 Plan.

As of January 31, 2012, there were 802,718 shares available for grant under the 2008 Plan (which will become available for grant under the 2012 Plan) and 724,818 shares available for grant under the 2007 HRH Plan. As of this same date, there were 16,132,711 options outstanding in aggregate under all Plans (the 2001 Plan, the 2008 Plan, the 2000 HRH Plan and the 2007 HRH Plan) with a weighted average exercise price of $32.95 and a weighted average remaining term of 4.35 years. Also as of this date, there were 1,242,178 full value awards outstanding and unvested in aggregate under all Plans. All Employee Stock Purchase Plan shares have been excluded from the above share totals.

The following summary of certain features of the 2012 Plan is not a complete description of all of the provisions of the 2012 Plan, and is qualified in its entirety by reference to the full text of the 2012 Plan, which we have filed electronically with this proxy statement and is available on the SEC’s website at www.sec.gov.

Description of the 2012 Plan

Purpose of the 2012 Plan

The purpose of the 2012 Plan is to: (i) promote our long term financial interests and growth by attracting and retaining personnel with the training, experience and ability that enables them to make a substantial contribution to the success of our business; (ii) motivate management personnel by means of growth-related incentives to achieve long range goals; and (iii) further align the interests of participants with those of our shareholders through opportunities for increased share or share-based ownership by granting restricted share units, share options and other share-based awards.

Administration

The Compensation Committee will administer the 2012 Plan (including the 2012 UK Sharesave Sub-Plan, as defined below), including, without limitation, the determination of the participants to whom awards will be made, the number of shares subject to each award and the various terms of those awards (including, without limitation, the acceleration of the vesting of any award or the extension of any exercise period so long as it does not extend beyond the term of the option). The Compensation Committee may also adopt, interpret or revise any rules or regulations including the adoption of sub-plans under the 2012 Plan for the purpose of complying with securities, exchange control or tax laws outside of the United States or Ireland and/or to take advantage of tax favorable treatment for awards granted to participants as it may deem necessary or advisable. The Compensation Committee may from time to time amend, cancel or modify the terms of any award as long as such amendment or cancellation is consistent with the terms of the 2012 Plan, including any restrictions on repricing of awards and to shareholder approval requirements. Each of the Compensation Committee and our Board of Directors has the right to amend, suspend or terminate the 2012 Plan consistent with the terms of the 2012 Plan and subject to any required shareholder approvals. Certain of the Compensation Committee’s duties and authority may be delegated pursuant to the terms of the 2012 Plan.

Eligible Participants

Subject to the provisions of the 2012 Plan, eligible participants in the 2012 Plan include, as determined by the Compensation Committee, employees, members of our Board of Directors and certain consultants and advisors of the Company and its subsidiaries (including certain designated subsidiaries in which we own more than 20%, but less than 50%, of the voting rights therein, which we refer to as “designated associate companies”).

Anticipated Awards to Participants

Because awards under the 2012 Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of awards that may be granted from the 2012 Plan to the named executive officers listed in the Summary Compensation Table of this proxy statement or to any other potential participants.

Share Limits

The maximum number of shares available to be granted under the 2012 Plan is 13,000,000, plus any shares authorized for grants or subject to awards under the 2008 Plan that are not issued or delivered to a participant for any reason, including, without limitation shares subject to an award that terminates, expires, lapses for any reason, or is settled in cash; provided, however, the maximum number of shares that may be granted in incentive stock options as defined in section 422 of the Internal Revenue Code is 5,000,000. No participant shall receive awards over more than 2,000,000 shares in any one calendar year.

Where compliance with Section 162(m) of the Internal Revenue Code is intended, the maximum number of shares with respect to one or more awards that may be granted to any one participant during any calendar year shall be 2,000,000 shares with respect to share options and share appreciation rights or 2,000,000 full-value awards (as defined below) and the maximum amount that may be paid in cash during any calendar year with respect to any award (including, without limitation, any performance award) shall be $5,000,000.

Share Counting

Under the 2012 Plan, each share that is subject to a share option or share appreciation right will count against the aggregate 2012 Plan limit as one ordinary share. Each ordinary share that is subject to a “full-value award” will count against the aggregate 2012 Plan limit as 3.28 shares. A “full-value award” refers to any award other than a share option or share appreciation right.

To the extent that an award under the 2012 Plan terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of an award pursuant to the 2012 Plan. Each share that becomes available for the grant of awards in this manner (including awards under the 2008 Plan) will be added back to the aggregate 2012 Plan limit as one share if such share was subject to an option or share appreciation right, and as 3.28 shares if such share was subject to a full-value award.

However, the following shares will not be added back to the aggregate number of shares that may be issued pursuant to the 2012 Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to (A) satisfy the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares repurchased on the open market with the proceeds of the option exercise price; or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

Valuation

The fair market value of our shares on any relevant date under the 2012 Plan is generally the closing sales price per share on that date on the New York Stock Exchange.

Types of Awards

Awards made under the 2012 Plan may take the following forms at the Compensation Committee's sole discretion:

Share Options

Share options granted under the 2012 Plan may or may not be incentive stock options as defined in Section 422 of the US Internal Revenue Code of 1986. The exercise price per share shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law, provided, however, if the share options are granted pursuant to a sub-plan adopted by the Compensation Committee for non-U.S. taxpayer employees outside of the U.S. (i.e., the UK Sharesave Sub-Plan), the Compensation Committee may determine a different exercise price so long as it is not less than nominal value of the Share or such higher price required by Irish law. No share option may have a term that is longer than 10 years after the date the option is granted. Except for grants made to non-employee directors, time-based share options granted under the 2012 Plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over time), provided that such restrictions shall not be applicable to grants not in excess of 5% of the number of shares available for awards under the 2012 Plan. Share options subject to the achievement of performance conditions may have a minimum vesting period of one year. Share options granted to non-employee directors will not have a minimum vesting schedule and the vesting schedule for time-based and/or performance-based share options granted to non-employee directors will be determined by the Compensation Committee. Share options may have expiration dates, or other restrictions, as the Compensation Committee or its delegate will determine.

Incentive share options may only be granted to our employees of the Company our subsidiaries or any “parent corporation” of the Company as defined in Section 424(e) and (f) of the Internal Revenue Code. The per share exercise price shall not be less than 100% of the fair market value of the share on the date of grant and the option term shall be 10 years from the date of grant. In addition, in the case of any incentive share options granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our shares, the incentive share option must have an exercise price that is not less than 110% of the fair market value of a share on the date of grant and the maximum term of any such incentive share option is 5 years. The aggregate fair market value (determined as of the time the option is granted) of all shares with respect to which incentive share options are first exercisable by a participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Internal Revenue Code.

UK Sharesave Sub-Plan for Tax-Favored Share Options in the United Kingdom

If the 2012 Plan is approved, we will offer our employees in the United Kingdom the right to participate in a new sub-plan under the 2012 Plan in the United Kingdom (the “2012 UK Sharesave Sub-Plan”), subject to the requisite regulatory approval from Her Majesty’s Revenue & Customs (“HMRC”). The sub-plan will be a save-as-you earn or “sharesave” sub-plan and will provide participants with tax-favored treatment for the awards. The 2012 UK Sharesave Sub-Plan will be governed by the laws of England and Wales.

Employees and directors (who provides 25 hours or more of service per week) of the Company or its subsidiaries who are UK tax residents will be eligible to receive an invitation to participate in the 2012 UK Sharesave Sub-Plan. Participants agree to a sharesave contract with the Company’s designated savings provider to deduct a percentage of the participant’s compensation at a maximum of £250 and not less than £5 per month and save such amounts towards the purchase of the shares underlying the participant’s option at the end of the sharesave contract (the “Maturity Date”). Sharesave options will be granted under a three-year or five-year sharesave contract. On the Maturity Date, participants may receive a tax-free bonus equal to a percentage of the participant’s savings which can be used to purchase additional shares.

The Compensation Committee may determine the maximum number of shares available for any option grant. Any shares subject to options under the 2012 UK Sharesave Sub-Plan (“Sharesave Options”) will be deducted from the shares available under the 2012 Plan on a one-for-one basis. The exercise price under the 2012 UK Sharesave Sub-Plan is determined by the Compensation Committee but must not be less that 80% of the closing price of our shares on the day before the invitation date of the Sharesave Options.

The Compensation Committee may at any time amend the UK Sharesave Sub-Plan, although amendments to key features must be approved by the HMRC prior to taking effect in order to ensure that the UK Sharesave Sub-Plan retains its tax-qualified status.

Sharesave Options may be adjusted, subject to the prior approval of the HMRC, to reflect variations in our share capital, including the capitalization, rights issue and subdivision, consolidation or reduction in our capital and as necessary to comply with Section 409(a) of the Internal Revenue Code. The 2012 UK Sharesave Sub-Plan states that upon a change of control or similar event, the options will mature and participants will have six (6) months to exercise their option and/or the successor company may exchange the options for new options upon approval of the HMRC.

Share Appreciation Rights

A share appreciation right is a right, exercisable by the surrender of all or a portion of the share appreciation right, to receive the product of: (i) the excess of (A) the fair market value of the shares on the date the share appreciation right is exercised over (B) the exercise price of the share appreciation right; and (ii) the number of ordinary shares with respect to which the share appreciation right is exercised. The exercise price per share subject to a share appreciation right shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law. No share appreciation right may be exercisable more than ten (10) years from the date of grant. A share appreciation right may be paid in cash, in shares (based on the fair market value of such shares on the date the share appreciation right is exercised) or in a combination of cash and shares, as determined by the Compensation Committee.

Restricted Shares and Restricted Share Units (RSUs)

Restricted shares are shares awarded to a participant subject to certain restrictions and the risk of forfeiture. Restricted share units (RSUs) are rights to receive shares, cash (based on the fair market value of such shares on the date the restricted shares vest) or in a combination of cash and shares, as determined by the Compensation Committee upon satisfaction of certain restrictions or criteria. Except for grants made to non-employee directors, time-based restricted shares or RSUs granted under the 2012 Plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over such time), provided that such restrictions shall not be applicable to awards not in excess of 5% of the number of shares available for awards under the 2012 Plan. Restricted shares or RSUs subject to the achievement of performance conditions may have a minimum vesting period of one year. Restricted shares or RSUs granted to non-employee directors will not have a minimum vesting schedule and the vesting schedule for time-based and/or performance-based restricted shares or RSUs granted to non-employee directors will be determined by the Compensation Committee. Historically, non-employee directors have received as a part of their annual fee, time-based RSUs that vest 100% on the first anniversary of the grant date.

The Compensation Committee shall determine the price, if any, to be paid by the participant for each share subject to the restricted shares or RSUs. The price to be paid by the participant for each share subject to the restricted share or RSUs shall not be less than the nominal value of a share (or such higher amount required by applicable Irish law). The purchase price of shares acquired pursuant to the restricted shares or RSUs shall be paid by a non-Irish incorporated subsidiary on behalf of the participant as designated by the Compensation Committee or by the participant through one or more of the following methods (i) in cash or (ii) in any other form of legal consideration that may be acceptable to our Compensation Committee in its sole discretion and in compliance with applicable Irish law.

Other Share-Based Grants

The Compensation Committee also may grant to participants awards that are denominated in units, payable in shares, including awards valued other than with respect to the fair market value of the shares.

Dividend Equivalent Rights

The Compensation Committee may determine that, subject to complying with Section 409A of the Internal Revenue Code and the rules of the 2012 Plan, amounts equal to the dividends that would have been received on the number of shares subject to a full-value award under the 2012 Plan if they had been issued shares, shall be paid on the shares subject to the full-value award in cash, shares or other property as determined by the Compensation Committee. If the award is a performance-based award, the dividend equivalent rights will be subject to the same performance conditions of the award and the participant shall not be entitled to such dividend equivalent rights unless the performance conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights shall be deemed to have been reinvested in additional shares or otherwise reinvested and may provide that such dividend equivalent rights are subject to the same vesting as the underlying award.

Performance-Based Compensation Under Section 162(m)

The 2012 Plan would permit the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Internal Revenue Code, provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for “performance-based” compensation under Section 162(m) will be a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the 2012 Plan would require that awards granted under it be designated to satisfy Section 162(m)'s requirements for “performance-based” compensation, and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

The 2012 Plan would permit the Compensation Committee to grant full-value awards that are intended to satisfy the requirements of “performance-based” compensation under Section 162(m), the grant, vesting or retention of which could be based on any one or more of the performance criteria set forth below:

•	net revenue;
•	revenue growth or product revenue growth;
•	operating income (before or after taxes);
•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);
•	earnings per share;

•	adjusted earnings per share;
•	adjusted operating margins;
•	net income (before or after taxes);
•	return on equity;
•	total shareholder return;
•	return on assets or net assets;
•	appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company;
•	market share;
•	gross profits;
•	earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
•	reductions in costs; cash flow or cash flow per share (before or after dividends);
•	return on capital (including return on total capital or return on invested capital);
•	cash flow return on investment; improvement in or attainment of expense levels or working capital levels;
•	gross margins or cash margin;
•	year-end cash;
•	debt reductions;
•	shareholder equity; and
•	regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

The Compensation Committee may also base the grant, vesting, settlement or retention of such awards on derivations of such performance criteria expressed in terms of overall Company performance, the performance of a subsidiary or designated associate company, the performance of a division or a business unit of the Company or a subsidiary or designated associate company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a participant, in each case as specified by the Compensation Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. In addition, the Compensation Committee may appropriately adjust any evaluation of performance under performance criteria intended to satisfy the requirements of “performance-based” compensation (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, or accounting principles.

Forfeiture Provisions

The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including breach of an agreement between us and the participant or other activity that is in conflict with or adverse to the interest of the Company or one of its subsidiaries or designated associate companies.

Transferability

Awards granted under the 2012 Plan will not be transferable other than upon the death of a participant by will or the laws of intestacy.

Amendment and Termination

Unless sooner terminated by the Compensation Committee or our Board of Directors, the 2012 Plan will expire 10 years after its approval by our shareholders. Any termination or expiration will not affect the validity of any grant outstanding on the date of the 2012 Plan's termination or expiration.

Without the approval of our shareholders and as otherwise set forth in the 2012 Plan, we shall not (i) increase the benefits accrued to participants, (ii) increase the number of shares which may be issued under the 2012 Plan, (iii) modify the requirements for participation in the 2012 Plan, or (iv) except in connection with an adjustment or other corporate transaction involving the Company’s shares, amend a share option or share appreciation right to reduce the exercise price to below the fair market value of the shares on the original date of grant or cancel, substitute, exchange, buy out or surrender share options or share appreciation rights in exchange for cash, or other awards or for share options or share appreciation rights with an exercise price below the fair market value of the shares on the original date of grant.

No Repricing Without Shareholder Approval

The repricing, replacement, exchange or substitution of any previously granted share option or share appreciation right, through the lowering of the exercise price of such share option or share appreciation right or otherwise, shall be prohibited unless our shareholders first approve such repricing, replacement, exchange or substitution. Further, no underwater share options or share appreciation rights may be cancelled in exchange for or in connection with the payment of a cash amount or grant of a new award without shareholder approval.

Adjustments

The Compensation Committee shall make certain adjustments to the 2012 Plan and to the outstanding awards under the 2012 Plan in the event of any share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, change of control, or similar event by adjusting or substituting proportionately, in its sole discretion, including with respect to: (i) the aggregate number and kind of shares that may be issued under the 2012 Plan; (ii) the number and kind of shares (or other securities or property) subject to outstanding awards; (iii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the exercise price or purchase price per share for any outstanding awards under the 2012 Plan. Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. Any adjustment affecting an award intended as qualified performance-based compensation shall be made consistent with the requirements of Section 162(m) of the Internal Revenue Code. Any adjustment affecting an award that is subject to Section 409A of the Internal Revenue Code shall be made consistent with the requirements of Section 409A. An adjustment may have the effect of reducing the price at which ordinary shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Compensation Committee shall be authorized to capitalize from our reserves a sum equal to the Shortfall and to apply that sum in paying up that amount on the ordinary shares.

Effects of Certain Corporate Events

With the exception of any qualified performance-based compensation, in the event of a change of control, as defined in the 2012 Plan, the Compensation Committee may provide for the (i) assumption or continuation of any equity awards outstanding under the 2012 Plan, (ii) issuance of substitute awards that will substantially preserve the terms of any awards, (iii) cash payment in exchange for the cancellation of an award or (iv) termination of an award upon the consummation of the change of control. Furthermore, if the awards are assumed or substituted, and a participant’s employment involuntarily terminates within 24 months after the change of control, the Compensation Committee may provide that any restrictions with respect to any outstanding awards lapse and all outstanding awards become immediately vested and in the case of options or share appreciation rights immediately vest and become fully exercisable. If the awards are not assumed or substituted, the Compensation Committee may, at any time and in its discretion, waive restrictions and accelerate the vesting and/or exercisability of any outstanding awards.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the 2012 Plan and any grants made under the 2012 Plan will comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code, such that the income inclusion provisions of Section 409A(a)(1) of the Internal Revenue Code do not apply to the participants. The 2012 Plan and any awards made under the 2012 Plan will be administered and interpreted in a manner consistent with this intent.

Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Share Options.  When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Share Appreciation Rights.  When a share appreciation right is granted, there are no income tax consequences for the participant or us. When a share appreciation right is exercise, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

Restricted Shares and RSUs.  Generally, when a restricted share or an RSU is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of RSUs or the lapse of restrictions on restricted shares, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

Limits on Deductions.  Under Section 162(m) of the Internal Revenue Code, compensation paid to our CEO and the three most highly paid executive officers (other than our CEO and our Chief Financial Officer) in a particular year is limited to $1 million per person, except that compensation that is “qualified-performance based compensation” (as described in Section 162(m)(4)(C) of the Internal Revenue Code) will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

The Board unanimously recommends a vote “FOR” the adoption of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2011, about securities authorized for issuance under our equity compensation plans, and is categorized according to whether or not the equity plan was previously approved by shareholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders	17,116,344	(2)	33.07	1,640,332	(3)
Equity Compensation Plans Not Approved by Security Holders	544,508	(4)	26.38	726,118	(5)
Total	17,660,852		32.91	2,366,450

(1)	The weighted-average exercise price set forth in this column is calculated excluding RSUs or other awards for which recipients are not required to pay an exercise price to receive the shares subject to the awards.
(2)	Includes options and RSUs outstanding under the 2001 Plan and the 2008 Plan.
(3)	Represents shares available for issuance pursuant to awards that may be granted under the 2008 Plan (802,718 shares) and the 2010 North American Employee Stock Purchase Plan (837,614 shares).
(4)	Includes options and RSUs outstanding under the following plans that were assumed by Willis in connection with the acquisition by Willis of Hilb, Rogal & Hobbs: the 2000 HRH Plan and the 2007 HRH Plan. No future awards will be granted under the 2000 HRH Plan. The above amounts do not include an aggregate of 195,000 options held by certain non-employee directors pursuant to which they will receive the intrinsic value in cash rather than shares upon exercise of the options.
(5)	Represents shares that remain available for issuance under the 2007 HRH Plan. Willis is authorized to grant awards under the 2007 HRH Plan until 2017 to employees who were formerly employed by Hilb, Rogal & Hobbs and to new employees who have joined Willis or one of its subsidiaries since October 1, 2008, the date that the acquisition of Hilb, Rogal & Hobbs was completed.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and the NYSE. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of its directors and executive officers made all required filings on time during 2011.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report”, to the extent permitted by SEC rules shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2012 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying the Company Secretary. Written revocations should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Georgeson Inc. has been retained to assist in the proxy solicitation at a base fee of approximately $8,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

ETHICAL CODE

The Company has adopted an Ethical Code applicable to all our directors, officers and employees, including our Chairman and CEO, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company’s accounting functions. Our Ethical Code can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A copy is also available free of charge on request from the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033. The Company intends to post on its website any amendments to, or waivers of, a provision of its Ethical Code in accordance with Item 406 of Regulation S-K.

SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal pursuant to Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2013 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before November 16, 2012.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2013 Annual General Meeting of Shareholders must be received by the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033, no earlier than October 17, 2012 and no later than November 16, 2012. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of shares beneficially owned and such other information as is required to be disclosed for the election of directors pursuant to Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of shares of the Company beneficially owned.

A copy of the Company’s memorandum and articles of association can be obtained from the Company Secretary on request or can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003. The Corporate Governance and Nominating Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

Shareholders who wish to present a proposal at the 2013 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January 30, 2013 shall be considered untimely for the presentation of proposals by shareholders.

In addition, the Company’s articles of association and the Irish Companies Acts contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,
Adam G. Ciongoli
Group General Counsel and Secretary

ANNEX A

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

1.  PURPOSE OF PLAN

The purpose of the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan is:

(a)  to promote the long term financial interests and growth of the Willis Group and certain Designated Associate Companies (as defined below) by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b)  to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)  to further align the interests of participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership.

2.  DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a)  “Act” means the Companies Act 1963 of Ireland.

(b)  “Award” means an award of an Option, SAR, Restricted Share, Restricted Share Unit, Performance-Based Award or any other right or benefit, including any other Share-Based Award under Section 7(e), granted to a Participant pursuant to the Plan.

(c)  “Award Agreement” means an agreement between the Company and a Participant or other document that sets forth the terms, conditions and limitations applicable to an Award, including through electronic medium.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (i) nominated by the Board nor (ii) appointed by Directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions. The Board, in its sole discretion, may make appropriate and equitable adjustments to the Ordinary Shares underlying an Award to take into account a transaction constituting a Change of Control, including substituting or providing for the issuance of ordinary shares, common stock or other capital shares of the acquiring entity or resulting ultimate parent entity in lieu of Ordinary Shares.

(f)  “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

(g)  “Committee” means the Compensation Committee of the Board (or, if no such committee is appointed, the Board, provided that a majority of the Board members are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange, or such other securities exchange on which the Ordinary Shares are then listed or traded).

(h)  “Company” means Willis Group Holding Public Limited Company, a company incorporated in Ireland under registered number 475616, or any successor thereto.

(i)  “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary or Designated Associate Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

(j)  “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(k)  “Designated Associate Company” means any company in which a member of the Willis Group owns twenty percent or more of the voting share interest but less than fifty percent of the voting share interest and that has been designated by the Committee as being eligible for participation in the Plan.

(l)  “Director” means any member of the Board.

(m)  “Dividend Equivalent Right” means a right granted pursuant to Section 7(f) to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company on one of its Shares (in cash or in Shares) in accordance with its Articles of Association that would be payable on the number of Shares subject to a Full-Value Award.

(n)  “Eligible Individual” means any person who is an Employee, Consultant or a Director, as determined by the Committee.

(o)  “Employee” means a person, including Directors and officers, in the employment of any member of the Willis Group or a Designated Associate Company, who is treated as an employee in the personnel records of a member of the Willis Group or a Designated Associate Company for the relevant period, but shall exclude individuals who are classified by a member of the Willis Group or a Designated Associate Company as leased from or otherwise employed by a third party or independent contractors, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or any Subsidiary.

(p)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q)  “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under an Option or other Share-Based Award, if applicable, or with respect to which the amount of any payment pursuant to a SAR or other Share-Based Award, if applicable, is determined.

(r)  “Fair Market Value” means the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria which, with respect to Awards to U.S. Taxpayers, shall be determined pursuant to a reasonable valuation method in accordance with Section 409A of the Code. Fair Market Value with respect to any property other than Shares, means the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s)  “Full-Value Award” means an Award of Restricted Shares, Restricted Share Units, Performance-Based Awards or Share-Based Awards, provided that the purchase price (if any) to purchase the Shares underlying the Full-Value Award is less than Fair Market Value of the Shares, as determined as of the date of grant.

(t)  “Incentive Stock Option” or  “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u)  “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

(v)  “Option” means a share option to purchase a specified number of Ordinary Shares at a specified Exercise Price during specified time periods, granted under Section 7(a) of the Plan.

(w)  “Ordinary Shares” or  “Shares” means the ordinary shares of the Company, Nominal Value.

(x)  “Nominal Value” means $0.000115, per Share.

(y)  “Parent” means “parent corporation” of the Company as defined in Section 424(e) and (f) of the Code, or any successor provision, and any applicable regulation promulgated thereunder.

(z)  “Participant” means an Eligible Individual of any member of Willis Group or a Designated Associate Company, to whom one or more Awards have been granted, and such Awards have not all expired or been forfeited or terminated under the Plan.

(aa)  “Performance-Based Award” means an Award granted pursuant to Sections 7(d)(i) and 8.

(bb)  “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for the relevant Performance Period, including but not limited to: net revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); reductions in costs; cash flow or cash flow per Share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; adjusted operating margins, adjusted earnings per share, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

(cc)  “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Designated Associate Company, the performance of a division or a business unit of the Company or a Subsidiary or Designated Associate Company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a Participant. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, or accounting principles.

(dd)  “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select but not less than one (1) year in duration, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ee)  “Permanent Disability” means that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Designated Associate Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Designated Associate Company to which the Participant provides service does not have a long-term disability policy or plan in place, “Permanent Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment, as determined by a physician acceptable to the Committee, for a period of not less than 180 consecutive business days out of 270 business days. A Participant shall not be considered to have incurred a Permanent Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Anything to the contrary in the foregoing notwithstanding, for purposes of Incentive Stock Options, “Permanent Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.

(ff)  “Person” means “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(gg)  “Plan” means this Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

(hh)  “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(ii)  “Restricted Shares” means Shares awarded to a Participant pursuant to Section 7(b) of the Plan that are subject to certain restrictions and to risk of forfeiture.

(jj)  “Restricted Share Unit” means a right granted pursuant to Section 7(d) of the Plan that entitles a Participant to receive cash or Shares upon the satisfaction of certain time-based and/or performance- based criteria.

(kk)  “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ll)  “Share-Based Award” means an Award granted under Section 7(e) of the Plan.

(mm)  “Share Appreciation Right” or  “SAR” means a right granted pursuant to Section 7(c) of the Plan to receive a payment in cash or Shares equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Exercise Price on the date the SAR was granted as set forth in the applicable Award Agreement.

(nn)  “Share Award Committee” or  “SAC” means the authorized delegate of the Committee under the Company’s Policy Regarding Share-Based Compensation Awards or such successor policy as may be adopted from time to time.

(oo)  “Subsidiary” means, with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting an “Incentive Stock Option,” Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting non-qualified share Options, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code.

(pp)  “Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(qq)  “Tax-Related Items” means federal, state, and local taxes and taxes imposed by jurisdictions outside of Ireland and the United States (including but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and any employer tax liability shifted to a Participant.

(rr)  “Termination of Service” means, for purposes of the Plan and with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, officer or Director to the Willis Group or a Designated Associate Company. The Committee will have sole discretion to determine whether and for what reason a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”), subject to compliance with Section 409A of the Code.

(ss)  “U.S. Taxpayer” means an Eligible Individual who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.

(tt)  “Willis Group” means the Company and its Subsidiaries.

3.  ADMINISTRATION OF PLAN

(a)  Committee.  Unless otherwise determined by the Board, the Plan shall be administered by the Committee which shall consist solely of two or more members of the Board each of whom is an “independent director” under the New York Stock Exchange rules (or other principal securities market on which Shares are traded); provided that the term “Committee” means (i) the Board acting at any time in lieu of the Committee; (ii) with respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, a committee consisting solely of two or more Directors of the Company who each are an “outside director” within the meaning of Section 162(m) of the Code, and (iii) with respect to any decision relating to a Director or officer of the Company subject to Section 16 of the Exchange Act, a committee consisting solely of two or more Non-Employee Directors as defined under Rule 16b-3 under the Exchange Act and provided further that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b)  Authority of Committee.  The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of the Committee, taken at a meeting or taken without a meeting by a unanimous signed writing, shall constitute action by the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

i.   Designate Participants to receive Awards;

ii.   Determine the type or types of Awards to be granted to each Participant;

iii.  Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

iv.  Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation or if any such acceleration would result in a violation of Section 409A of the Code;

v.  Subject to Section 14 of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

vi.  Prescribe the form of each Award Agreement, which need not be identical for each Participant;

vii.  Decide all other matters that must be determined in connection with an Award;

viii.  Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

ix.  Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award

Agreement; and

x.  Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

(c)  Decisions Binding.  The Committee’s interpretation of the Plan, any sub-plan, or any Awards granted pursuant to the Plan, any sub-plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan, any sub-plan and any Award Agreement are final, binding, and conclusive on all parties.

(d)  Delegation of Authority.  To the extent permitted by applicable Irish or United States law and subject to Section 14 of this Plan, the Committee may from time to time delegate to the Share Award Committee, the Chief Executive Officer and/or one or more senior officers of the Company the authority to grant, amend, substitute, exchange, replace, buyout, surrender, forfeit or cancel Awards to Participants; provided that the Committee shall have the sole authority with respect to Awards granted to or held by (a) Participants who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to grant, amend, exchange, replace, buyout, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, or at all times, the delegate appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.

(e)  No Liability to Participants.  The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Willis Group, and the officers and Directors of the Willis Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 3(d) shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Willis Group, any Designated Associate Company or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee or the Share Award Committee shall have liability to a Participant or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

4.  ELIGIBILITY AND PARTICIPATION

(a)  Eligibility.  Subject to the provisions of the Plan, each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan in such form and having such terms, conditions and limitations as the Committee may determine; provided, however, that Eligible Individuals employed by a Designated Associate Company shall not be eligible to be granted an Option, SAR or other “stock right,” within the meaning of Section 409A of the Code, unless the Eligible Individual is not a U.S. Taxpayer or if the Committee determines that the stock right is exempt from, or may be granted in compliance with, Section 409A of the Code.

(b)  Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee or an authorized delegatee under Section 3(d), as applicable, consistent, however, with the terms of the Plan and any sub-plan.

5.  SHARE LIMITATIONS

(a)  Number of Shares.  Subject to Section 12, the aggregate number of Shares which are authorized for grants and may be issued or transferred pursuant to Awards under the Plan (including upon the exercise of an Incentive Stock Option) will be 13,000,000 Shares plus any Shares authorized for grants or subject to Awards under the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as amended and restated and assumed by Willis Group Holdings Public Limited Company on December 31, 2009 (the  “Prior Plan”) that are not issued or delivered to a Participant for any reason, including, without limitation Shares subject to an Award that terminates, expires, lapses for any reason, or is settled in cash, provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 5,000,000 Shares. Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award. Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 3.28 Shares for every one (1) Share granted or subject to grant for any such Award.

To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 5(a) shall be added back as one (1) Share if such Shares were subject to Options or SARs granted under the Plan and as 3.28 Shares if such Shares were subject to Full-Value Awards granted under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 5(a): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of a Option or a SAR; (iii) Shares tendered by the Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (iv) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from the Options. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Full-Value Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to the Plan. Additionally, to the extent permitted by applicable securities law or any securities exchange rule on which the Ordinary Share are then listed or traded, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

(b)  Shares Distributed.  Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, or treasury Shares.

(c)  Limitation on Number of Shares Subject to Qualified Performance-Based Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 8, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 Shares with respect to Awards other than Full Value Awards (e.g., Options and SARs) or 609,756 Full Value Awards (e.g., Restricted Shares and Restricted Share Units) and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any Performance Award) shall be $5,000,000. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant. For this purpose, the repricing of an Option (or in the case of a SAR, the reduction of the base amount on which the share appreciation is calculated in order to reflect a reduction in the Fair Market Value of the Ordinary Shares) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

6.  TERMS AND CONDITIONS APPLICABLE TO AWARDS

(a)  Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(b)  Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(c)  No Right to Employment or Services.  Nothing contained herein shall affect the right of Willis Group or, if applicable, a Designated Associate Company to terminate any Participant’s employment or service at any time or for any reason. The rights and obligations of any individual under the terms of his or her office or employment or service with any member of the Willis Group or, if applicable, a Designated Associate Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the his or her Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to any Award as a result of such termination.

(d)  Deferral of Awards.  Subject to complying with Section 409A of the Code in the case of Awards granted to a U.S. Taxpayer, the deferral of the settlement of an Award may be provided for, at the sole discretion of the Committee, in the Award Agreements.

(e)  Limits on Transfer.  No Award, right or benefit under the Plan may be transferred by a Participant other than by will or the laws of intestacy, and all Awards, rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f)  No Shareholder Rights.  Except as set forth in Section 7(b) or otherwise determined by the Committee, Participants shall not be, and shall not have any of the rights or privileges of, Company shareholders in respect of any Shares purchasable or issuable in connection with any Award unless and such Shares have been issued by the Company to such Participants.

(g)  Relationship to Other Benefits.  Absent express provisions to the contrary, any Award under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of Willis Group or Designated Associate Company and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974 of the United States, as amended. Further, no payment pursuant to the

Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of any member of the Willis Group or any Designated Associate Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(h)  Unfunded Status of Awards.  Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of Willis Group, nor shall any assets of any member of Willis Group be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(i)  Share Certificates; Book Entry Procedures.  Any certificates evidencing Shares delivered pursuant to the Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with applicable securities laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(j)  Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(k)  Termination of Service.  Any Award granted under the Plan shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change of Control, or because of the Participant’s death or Permanent Disability, or otherwise; provided, however, that any such provision with respect to Performance-Based Awards shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

(l)  Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m)  Fractional Shares.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

(n)  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. The Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(o)  Compliance with Government and Other Regulations.  The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(p)  No Representations or Covenants with Respect to Tax Qualification.  Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of Ireland, the United States or jurisdictions outside of the United States (e.g., Incentive Stock Options under Section 422 of the Code or tax-favored schemes in Ireland or the United Kingdom) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan, including Section 17, notwithstanding, and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive favorable tax treatment or is subject to adverse tax treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

7.  AWARDS

From time to time, the Committee will determine the forms and amounts of Awards for Participants. Such Awards may take the following forms in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Shares to be acquired pursuant to an Award be less than the Nominal Value of the Shares.

(a)  Share Options.  The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i.  Exercise Price.  The Exercise Price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant, and if the Option is intended to be an Incentive Stock Option, the Exercise Price shall comply with Section 7(a)(iv)(A); provided, however, if an Option is granted pursuant to a sub-plan adopted by the Committee to non-U.S. taxpayer employees outside of the U.S., the Committee may establish an exercise price that complies with the requirements of local tax law as long as such price is not less than Nominal Value of the Share or such higher price required by Irish law.

ii.  Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

iii.  Payment of Exercise Price.  The Committee shall determine the methods by which the Exercise Price of an Option and applicable withholding of Tax-Related Items (as further set forth in Section 16 hereof) may be paid and the form of payment, as shall be set forth in the Participant’s Award Agreement, including, without limitation: (a) cash or check, (b) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise or payment of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised, (c) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (d) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale of Shares to the Company in satisfaction of the Exercise Price and applicable withholding of Tax-Related Items; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (e) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus Tax-Related Items withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

iv.  Incentive Stock Options.  Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary or any Parent and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 7 hereof, must comply with the provisions of this Section 7(a)(iv).

A.  Exercise Price.  An ISO shall be granted at an Exercise Price that is not less than 100% of Fair Market Value of a Share on the date of grant. An ISO may be granted to any Employee who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at an Exercise Price that is not less than 110% of Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

B.  Expiration.  Subject to Section 7(a)(iv)(A), an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

1.  Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

2.  Three months after the Participant’s Termination of Service as an Employee; and

3.  One year after the date of the Participant’s Termination of Service on account of Permanent Disability or death. Upon the Participant’s Permanent Disability or death, any ISOs exercisable at the Participant’s Permanent Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of intestacy.

C.  Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed (U.S.)$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered a non-qualified share Option.

D.  Notice of Disposition.  The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the issue or transfer of such Shares to the Participant.

E.  Right to Exercise.  During a Participant’s lifetime, an ISO may be exercised only by the Participant.

F.  Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a non-qualified share Option.

v.  Substitution of SARs.  The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 14 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

vi.  Vesting and Exercisability.  Except for Substitute Awards and in certain situations, including, without limitation the Termination of Service of the Participant, Options that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Options) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time), provided, however; such vesting restrictions shall not be applicable to grants of Options, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Options that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

(b)  Restricted Shares.  The Committee is authorized to make awards of Restricted Shares to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Awards and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.

i.  Purchase Price.  At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Award. The price to be paid by the Participant for each Share subject to the Restricted Shares shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Shares Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

ii.  Issuance, Vesting and Restrictions.  Restricted Shares may or may not be subject to vesting, and shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). The vesting, if any, and any restrictions may occur or lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Awards that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Shares) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time). Restricted Share Awards that vest based on attainment of performance conditions shall have a minimum vesting period of one (1) year.

iii.  Forfeiture.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

iv.  Restrictive Legend.  Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Shares are issued in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(c)  Share Appreciation Rights.  The Committee is authorized to grant Share Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i.  Exercise Price.  The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant.

ii.  Time and Conditions of Exercise.  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

iii.  Payment and Limitations on Exercise.

A.  A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 16), subject to any limitations the Committee may impose.

B.  Payment of the amounts determined under Section 7(c)(iii) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(d)  Restricted Share Units.  The Committee is authorized to award Restricted Share Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

i.  Vesting Conditions.  A Participant receiving a Restricted Share Unit Award shall not possess the rights of a shareholder of the Company with respect to such grant until the Restricted Share Units become vested. The Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time and/or the attainment of performance- based conditions.

ii.  Purchase Price.  At the time of the grant of Restricted Shares Units, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Units. The price to be paid by the Participant for each Share subject to the Restricted Shares Units Awards shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Restricted Share Unit Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

iii.  Form and Time of Settlement.  The Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to compliance with Section 409A of the Code in the case of Restricted Share Units granted to a U.S. Taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 16), the Company shall issue or transfer to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 16). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 12.

iv.  General Creditors.  A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

v.  Vesting.  Except for Substitute Awards and in certain limited situations, including, without limitation the Termination of Service of the Participant, Restricted Share Units that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Share Units) shall have a vesting period of not less than three (3) years from date of grant (but permitting pro-rata vesting over such time)provided, however; such vesting restrictions shall not be applicable to Restricted Share Unit Awards, not in excess of 5% of the number of Shares available for Awards under Section 5(a). Restricted Share Units that vest based on the attainment of performance conditions shall have a minimum vesting period of one (1) year.

(e)  Other Share-Based Awards.  The Committee may make other Awards under the Plan pursuant to which Ordinary Shares or other equity securities of the Company are or may in the future be acquired, or Awards denominated in Share units, including units valued using measures other than Fair Market Value. Share-Based Awards may be granted with or without consideration from the Participant, provided that the Award may not be granted with a purchase price less than the Nominal Value per Share subject to the Share-Based Award. Should Ordinary Shares be issued on the vesting of a Share-Based Award in circumstances where they are not otherwise fully paid up, the Committee may require the Participant to pay the aggregate Nominal Value of such Ordinary Shares on the basis that such Ordinary Shares shall then be allotted as fully paid to the Participant.

(f)  Entitlement to Dividend Equivalent Rights.  Subject to complying with Section 409A of the Code and the provisions of the Plan, including, without limitation Section 12, and any Award Agreement, the recipient of a Full-Value Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, a Dividend Equivalent Right, cash, Shares or other property with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalent Rights or other dividends or payments shall be treated as a separate Award and such Dividend Equivalent Rights or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalent Rights will be subject to the same performance conditions of the Award and the Participant shall not be entitled to such Dividend Equivalent Rights unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalent Rights are subject to the same vesting conditions as the underlying Award.

8.  PERFORMANCE-BASED AWARDS FOR COVERED EMPLOYEES

(a)  Purpose.  The purpose of this Section 8 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Section 7 hereof as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 8 shall control over any contrary provision contained in Section 7; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 8.

(b)  Applicability.  This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c)  Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Section 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (d) the levels of attainment for the Performance Goals (if applicable) and the percentage of amounts of such Awards which may be earned for such Performance Period based on the levels of attainment; and (e) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals and the applicable level of attainment (if applicable) have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, subject to any additional service requirements.

(d)  Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

9.  GRANTS TO NON-EMPLOYEE DIRECTORS

(a)  Eligibility.  From time to time, the Committee will determine the forms and amounts of Awards for Non-Employee Directors. Such Awards may take the following forms: Options, SARs, Restricted Shares, Restricted Share Units, Performance-Based Awards or any other right or benefit, including any other Share-Based Award pursuant to the Plan in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Award be less than the Nominal Value of the Shares. Awards subject to this Section 9 shall be granted only to Non-Employee Directors. In no event, however, may any Non-Employee Director be granted any Awards under this Section 9 if such Award is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Non-Employee Director is resident under the relevant securities laws of that jurisdiction.

(b)  Vesting and Exercisability.  Each Award will vest and/or become exercisable according to the terms set forth by the Committee in the applicable Award Agreement. Upon a Termination of Service, the Non-Employee Director may exercise his or her Options, if any only to the extent that such Awards would have vested and/or the Options would have been exercisable upon the Termination Date for such period as set forth in the Award Agreement.

10.  FORFEITURE OR CLAWBACK OF AWARDS

(a)  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be forfeited or canceled if the Participant, without the consent of the Company, while employed by any member of the Willis Group or, if applicable, a Designated Associate Company or after Termination of Service, establishes a relationship with a competitor of any member of the Willis Group or, if applicable, a Designated Associate Company or engages in activity that is in conflict with or adverse to the interest of any member of the Willis Group or, if applicable, a Designated Associate Company (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Awards Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b)  Notwithstanding Section 10(a), any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as may be required to comply with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.

11.  TRANSFERS AND LEAVES OF ABSENCE

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among a member of the Willis Group and any Subsidiary or any Designated Associate Company shall not be deemed a Termination of Service, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Willis Group or Designated Associate Company during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Willis Group or a Designated Associate Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

12.  ADJUSTMENTS

In the event of any change in the Ordinary Share capital of the Company by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall substitute or adjust proportionately, in its sole discretion, (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5); (b) the number and kind of shares (or other securities or property) subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

13.  CHANGE OF CONTROL OR SIMILAR EVENT

(a)  With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company assumes or substitutes an award for a Share Option, Restricted Share Award, SAR, Restricted Share Unit Award or other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary thereof) terminates within 24 months following such Change of Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Share Options or SARs outstanding as of the date of such Termination of Services will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the

Award Agreement), but in no event following the expiration of the term of the Award (ii) restrictions and deferral limitations on Restricted Share Awards and Restricted Share Units Awards shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable. For the purposes of this Section 13, an Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether Shares, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely ordinary shares or common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely ordinary shares or common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)  With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, in the event of a Change of Control in which the successor company does not assume or substitute an Award: (i) those Share Options or SARs outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable immediately prior to the Change in Control (ii) restrictions and deferral limitations on Restricted Shares and Restricted Shares Units shall lapse and the Restricted Shares and Restricted Shares Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Change of Control, subject to compliance with Section 409A of the Code and (iii) the restrictions and deferral limitations and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards, shall become free of all restrictions, limitations or conditions and become fully vested and transferable, subject to compliance with Section 409A of the Code.

(c)  With the exception of any Qualified Performance-Based Compensation, in its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, upon the occurrence of a Change of Control, each Option or SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or SAR an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the Exercise Price per Share of such Option or SAR; such amount to be payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

14.  AMENDMENT AND TERMINATION

The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel any outstanding Award consistent with the Plan. The Committee may amend, suspend or terminate the Plan at any time, provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval under the New York Stock Exchange or other securities exchange listing requirements then applicable to the Company including, other than pursuant to Section 12, (i) increasing the benefits accrued to Participants, (ii) increasing the number of Shares which may be issued under the Plan, (iii) modifying the requirements for participation in the Plan to allow additional individuals to participate, or (iv) except in connection with an adjustment or Change of Control as set forth in Sections 12 and 13, amending an Option or SAR to reduce the Exercise Price to below the Fair Market

Value of the Shares on the original date of grant or canceling, substituting, exchanging, buying out or surrendering Options or SARs in exchange for cash, or other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant. Further, the repricing, replacement, exchange or substitution of any previously granted Option or SAR, through the lowering of the Exercise Price of such Award shall be prohibited unless the shareholders of the Company first approve such repricing, replacement, exchange or substitution. No underwater Option or SAR may be cancelled in exchange for, or in connection with the payment of a cash amount or grant of a new Award without shareholder approval. The Committee has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all other respects whatsoever.

15.  FOREIGN AWARDS AND RIGHTS

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Willis Group and its Designated Associate Companies operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Designated Associate Companies or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify the Change of Control and Adjustments provisions of the Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, any securities law.

16.  WITHHOLDING TAXES

Any member of the Willis Group or a Designated Associate Company shall have the authority and right to deduct or withhold or require a Participant to remit to the Company, any member of the Willis Group or a Designated Associate Company, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company, a Subsidiary or a Designated Associate Company, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or (iii) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan.

17.  COMPLIANCE WITH SECTION 409A OF THE CODE FOR U.S. TAX PAYERS

(a)  The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

(b)  Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service shall not be made to the Participant unless the Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

18.  GOVERNING LAW

The Plan shall be governed by the laws of Ireland, without regard to its conflicts of laws.

19.  EFFECTIVE DATE AND EXPIRATION DATE

(a)  Effective Date.  The Plan became effective as of the date of the original approval of the Plan by a majority of the shareholders of the Company (April 25, 2012).

(b)  Expiration Date.  The Plan shall terminate ten years after April 25, 2022, subject to earlier termination by the Committee pursuant to Section 14. No Awards shall be granted under the Plan after expiration of the Plan. Awards that are outstanding as of the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement, except that no Incentive Stock Option may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is adopted by the Board or (b) the date the Plan is approved by the shareholders of the Company.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Willis Group Holdings Public Limited Company

INTERNET
http://www.proxyvoting.com/wsh
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19983 Fulfillment 19986

▼ FOLD AND DETACH HERE ▼

Proxy solicited by the Board of Directors of Willis Group Holdings Public Limited Company for the Annual General Meeting of Shareholders – April 25, 2012.

The Board of Directors of Willis Group Holdings Public Limited Company recommends a vote "FOR" each of the directors.

Please mark your votes as indicated in this example ☒

	FOR	AGAINST	ABSTAIN
1.1 William W. Bradley	☐	☐	☐
1.2 Joseph A. Califano	☐	☐	☐
1.3 Anna C. Catalano	☐	☐	☐
1.4 Sir Roy Gardner	☐	☐	☐
1.5 Sir Jeremy Hanley	☐	☐	☐
1.6 Robyn S. Kravit	☐	☐	☐
1.7 Jeffrey B. Lane	☐	☐	☐
1.8 Wendy E. Lane	☐	☐	☐
1.9 James F. McCann	☐	☐	☐
1.10 Joseph J. Plumeri	☐	☐	☐
1.11 Douglas B. Roberts	☐	☐	☐
1.12 Michael J. Somers	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposals 2, 3 and 4.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

You can now access your Willis Group Holdings Public Limited Company account online.

Access your Willis Group Holdings Public Limited Company account online via Investor ServiceDirect® (ISD).

The transfer agent for Willis Group Holdings Public Limited Company, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
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TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement, the 2011 Annual Report to Shareholders and our Irish Statutory Accounts are available at: **http://www.proxyvoting.com/wsh.**

▼ **FOLD AND DETACH HERE** ▼

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS – APRIL 25, 2012

The undersigned being a shareholder of Willis Group Holdings Public Limited Company (the "Company") hereby appoints Mr. Joseph J. Plumeri, if Mr. Plumeri is not present, any director of the Company or Adam G. Ciongoli, with full power of substitution, for and in the name of the undersigned, to vote all Ordinary Shares, nominal value U.S. $0.000115 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2012 Annual General Meeting of Shareholders, to be held in Dublin, Ireland and at any adjournment or postponement thereof, upon the matters described in the Notice of 2012 Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

19983

Fulfillment
19986